Exhibit 99.3
Consolidated Financial Statements of Waste Services, Inc.
As of December 31, 2005 and December 31, 2004,
and for each of the three years then ended December 31, 2005

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders of Waste Services, Inc.
     We have audited the accompanying consolidated balance sheets of Waste Services, Inc., (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waste Services, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the Consolidated Financial Statements effective January 1, 2004, the Company changed its method of accounting for closure and post-closure obligations and the associated asset retirement costs.

/s/ BDO Seidman, LLP

Phoenix, Arizona
February 27, 2006 except for Note 3 which is as of October 23, 2006

REPORT OF INDEPENDENT AUDITORS
To the Shareholders of Capital Environmental Resource Inc.
     We have audited the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows of Capital Environmental Resource Inc. (the “Company”) for the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
     In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2003 in accordance with generally accepted accounting principles in the United States.
BDO DUNWOODY LLP
Chartered Accountants
Toronto, Ontario
March 12, 2004 except for Note 3 which is as of December 5, 2006
Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Difference
     In the United States, reporting standards for auditors require the addition of an explanatory paragraph when there is a change in accounting principle that has a material effect on the comparability of the Company’s financial statements, such as the change described in Note 2 to the Consolidated Financial Statements. Although we conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), our report to the shareholders dated March 12, 2004 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditor’s report when the change is properly accounted for and adequately disclosed in the financial statements.
BDO DUNWOODY LLP
Chartered Accountants
Toronto, Ontario
March 12, 2004 except for Note 3 which is as of December 5, 2006

CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
Retrospectively Adjusted, as of December 31,

	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$8,886	$8,476
Accounts receivable (net of allowance for doubtful accounts of $672 and $545 as of December 31, 2005 and 2004, respectively)	45,381	43,470
Prepaid expenses and other current assets	10,063	9,807
Current assets of discontinued operations	5,252	5,550

Total current assets	69,582	67,303
Property and equipment, net	119,485	118,382
Landfill sites, net	156,498	159,385
Goodwill and other intangible assets, net	307,869	305,994
Other assets	23,816	25,312
Non-current assets of discontinued operations	51,139	44,207

Total assets	$728,389	$720,583

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$25,959	$25,492
Accrued expenses and other current liabilities	39,065	41,205
Short-term financing and current portion of long-term debt	1,365	1,166
Current liabilities of discontinued operations	1,827	1,785

Total current liabilities	68,216	69,648

Long-term debt	284,850	276,214
Accrued closure, post-closure and other obligations	25,651	10,969
Cumulative mandatorily redeemable Preferred Stock (net of discount of $2,347 and $8,426 as of December 31, 2005 and 2004, respectively)	84,971	64,971
Non-current liabilities of discontinued operations	210	5

Total liabilities	463,898	421,807

Shareholders’ equity:
Common stock $0.01 par value; 500,000,000 (pre-reverse split) shares authorized; 93,685,889 (pre-reverse split) shares issued and 93,185,889 (pre-reverse split) shares outstanding at December 31, 2005; 90,358,196 (pre-reverse split) shares issued and 89,858,196 (pre-reverse split) shares outstanding at December 31, 2004	937	904
Additional paid-in capital	383,618	374,186
Treasury stock at cost; 500,000 shares (pre-reverse split)	(1,235)	(1,235)
Accumulated other comprehensive income	35,673	29,133
Accumulated deficit	(154,502)	(104,212)

Total shareholders’ equity	264,491	298,776

Total liabilities and shareholders’ equity	$728,389	$720,583

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands of U.S. dollars, except per share amounts)
Retrospectively Adjusted for the Years Ended December 31,

	2005	2004	2003
Revenue	$356,056	$287,105	$124,985

Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	255,675	205,512	83,414
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	53,123	50,331	29,967
Settlement with sellers of Florida Recycling	(4,120)	(8,635)	—
Depreciation, depletion and amortization	40,661	32,157	14,732
Foreign exchange loss (gain) and other	(175)	(400)	1,760

Income (loss) from operations	10,892	8,140	(4,888)
Interest expense	28,196	30,843	8,278
Change in fair value of warrants	—	(111)	—
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	20,984	17,582	10,161

Loss from continuing operations before income taxes	(38,288)	(40,174)	(23,327)
Income tax provision (benefit)	12,136	7,587	(587)

Loss from continuing operations	(50,424)	(47,761)	(22,740)
Income (loss) from discontinued operations (Note 3)	134	(618)	(158)

Loss before cumulative effect of change in accounting principle	(50,290)	(48,379)	(22,898)
Cumulative effect of change in accounting principle, net of provision for income taxes of $132 and $256 for the years ended December 31, 2004 and 2003	—	225	518

Net loss	(50,290)	(48,154)	(22,380)
Deemed dividend on Series 1 Preferred Stock	—	—	(54,572)

Net loss attributable to common shareholders	$(50,290)	$(48,154)	$(76,952)

Basic and diluted loss per share:
Loss per share — continuing operations	(1.53)	(1.62)	(5.97)
Loss per share — discontinued operations	—	(0.02)	(0.02)

Basic and diluted loss per share before cumulative effect of change in accounting principle	(1.53)	(1.64)	(5.99)
Cumulative affect of change in accounting principle	—	0.01	0.04

Loss per share — basic and diluted	$(1.53)	$(1.63)	$(5.95)

Weighted average common shares outstanding — basic and diluted	32,880	29,410	12,927

Statements of Comprehensive Loss

Net loss	$(50,290)	$(48,154)	$(22,380)
Foreign currency translation adjustment	6,540	13,181	19,903

Comprehensive loss	$(43,750)	$(34,973)	$(2,477)

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Retrospectively Adjusted

	Waste Services,		Waste Services,		Waste Services,
	(CA) Inc.		(CA) Inc.		Inc.				Accumulated
	Common Stock		Preferred Stock		Common Stock		Additional	Treasury	Other		Total
					(pre-reverse split)		Paid in	Shares	Comprehensive	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	at Cost	Income	Deficit	Equity
	(In thousands of U.S. dollars and share amounts)
Balance, December 31, 2002	35,195	$113,549	—	$—	—	$—	$1,897	$—	$(3,951)	$(33,678)	$77,817
Warrants issued in connection with Redeemable Preferred	—	—	—	—	—	—	13,774	—	—	—	13,774
Issuance of Series 1 Preferred Stock	—	—	28,146	76,236	—	—	7,586	—	—	—	83,822
Issuance of Common Stock	4,850	24,812	—	—	—	—	—	—	—	—	24,812
Issuance of warrants	—	—	—	—	—	—	138	—	—	—	138
Conversion of Series 1 Preferred to Common Stock	28,146	76,236	(28,146)	(76,236)	—	—	—	—	—	—	—
Exercise of options and warrants	148	798	—	—	—	—	(244)	—	—	—	554
Additional value of warrants and deferred stock-based compensation	—	—	—	—	—	—	2,677	—	—	—	2,677
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	19,903	—	19,903
Net loss	—	—	—	—	—	—	—	—	—	(22,380)	(22,380)

Balance, December 31, 2003	68,339	215,395	—	—	—	—	25,828	—	15,952	(56,058)	201,117

Sale of common shares and warrants	13,400	49,126	—	—	—	—	2,552	—	—	—	51,678
Common shares and warrants issued in acquisitions	14,837	80,856	—	—	40	—	215	—	—	—	81,071
Exercise of options and warrants	311	1,253	—	—	—	—	(212)	—	—	—	1,041
Deferred stock-based compensation	—	—	—	—	—	—	122	—	—	—	122
Migration transaction	(96,887)	(346,630)	—	—	87,658	877	345,753	—	—	—	—
Conversion of exchangeable shares	—	—	—	—	2,660	27	(27)	—	—	—	—
Settlement with sellers of Florida Recycling	—	—	—	—	—	—	—	(1,235)	—	—	(1,235)
Other paid in capital	—	—	—	—	—	—	(45)	—	—	—	(45)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	13,181	—	13,181
Net loss	—	—	—	—	—	—	—	—	—	(48,154)	(48,154)

Balance, December 31, 2004	—	—	—	—	90,358	904	374,186	(1,235)	29,133	(104,212)	298,776

Common shares and warrants issued	—	—	—	—	2,926	29	7,881	—	—	—	7,910
Exercise of options and warrants	—	—	—	—	162	2	519	—	—	—	521
Stock-based compensation	—	—	—	—	—	—	1,060	—	—	—	1,060
Conversion of exchangeable shares	—	—	—	—	240	2	(2)	—	—	—	—
Other paid in capital	—	—	—	—	—	—	(26)	—	—	—	(26)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	6,540	—	6,540
Net loss	—	—	—	—	—	—	—	—	—	(50,290)	(50,290)

Balance, December 31, 2005	—	$—	—	$—	93,686	$937	$383,618	$(1,235)	$35,673	$(154,502)	$264,491

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars)
Retrospectively Adjusted for the Years Ended December 31,

	2005	2004	2003
Cash flows from operating activities:
Net loss	$(50,290)	$(48,154)	$(22,380)
Adjustments to reconcile net loss to net cash flows from operating activities:
Loss (income) from discontinued operations	(134)	618	158
Depreciation, depletion and amortization	40,661	32,157	14,732
Non-cash component of settlement with sellers of Florida Recycling	(4,120)	(1,235)	—
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	20,984	17,582	10,161
Amortization of debt issue costs	1,408	10,294	3,281
Deferred income tax provision (benefit)	11,581	7,218	(990)
Non-cash stock-based compensation expense (benefit)	1,060	(90)	2,677
Changes in fair value of warrants	—	(111)	—
Cumulative effect of change in accounting principle, net of income tax	—	(225)	(518)
Foreign exchange loss (gain)	755	(90)	1,915
Other non-cash items	(412)	86	455
Changes in operating assets and liabilities (excluding the effects of acquisitions):	—	—	—
Accounts receivable	(1,385)	(5,237)	(1,552)
Prepaid expenses and other current assets	4,414	(1,405)	(5,687)
Accounts payable	(1,776)	3,799	4,716
Accrued expenses and other current liabilities	(924)	11,534	3,056

Net cash provided by continuing operations	21,822	26,741	10,024
Net cash provided by (used in) discontinued operations	2,831	(2,061)	(592)

Net cash provided by operating activities	24,653	24,680	9,432

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	(4,465)	(155,916)	(150,655)
Capital expenditures	(28,893)	(37,823)	(22,106)
Proceeds from asset sales and business divestitures	3,198	14,231	952
Deposits for business acquisitions and other	(1,046)	(1,551)	(10,776)

Net cash used in continuing operations	(31,206)	(181,059)	(182,585)
Net cash used in discontinued operations	(8,305)	(17,149)	(13,048)

Net cash used in investing activities	(39,511)	(198,208)	(195,633)

Cash flows from financing activities:
Proceeds from issuance of debt and draw on revolving credit facility	25,000	283,000	166,493
Principal repayments of debt and capital lease obligations	(16,704)	(187,158)	(74,251)
Sale of common shares and warrants	7,125	53,600	—
Proceeds from release of restricted cash and release of (deposits on) collateral supporting letters of credit	—	24,341	(9,929)
Proceeds from the issuance of Series 1 Preferred Shares	—	—	86,189
Proceeds from the issuance of cumulative mandatorily redeemable Preferred Shares	—	—	55,000
Proceeds from the exercise of options and warrants	521	1,041	554
Fees paid for financing transactions	(995)	(14,141)	(18,967)

Net cash provided by financing activities — continuing operations	14,947	160,683	205,089

Effect of exchange rate changes on cash and cash equivalents	321	273	385

Increase (decrease) in cash and cash equivalents	410	(12,572)	19,273
Cash and cash equivalents at the beginning of the year	8,476	21,048	1,775

Cash and cash equivalents at the end of the year	$8,886	$8,476	$21,048

The accompanying notes are an integral part of these Consolidated Financial Statements.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
RETROSPECTIVELY ADJUSTED
1. Organization of Business and Basis of Presentation
     The accompanying Consolidated Financial Statements include the accounts of Waste Services, Inc. (“Waste Services”) and its wholly owned subsidiaries (collectively, “we”, “us”, or “our”). We are a multi-regional, integrated solid waste services company, providing collection, transfer, landfill disposal and recycling services for commercial, industrial and residential customers. Our operating strategy is disposal-based, whereby we enter geographic markets with attractive growth or positive competitive characteristics by acquiring and developing landfill disposal capacity, then acquiring and developing waste collection and transfer operations. Our operations are located in the United States and Canada. Our U.S. operations are located in Florida, Texas and Arizona and our Canadian operations are located in Eastern Canada (Ontario) and Western Canada (Alberta, Saskatchewan and British Columbia). For purposes of this filing, we have presented our Arizona operations as discontinued.
     We are the successor to Capital Environmental Resource Inc. now Waste Services (CA) Inc. (“Waste Services (CA)”), by a migration transaction completed effective July 31, 2004. The migration transaction occurred by way of a plan of arrangement under the Business Corporations Act (Ontario) and was approved by the Ontario Superior Court of Justice. Pursuant to the plan of arrangement, holders of Waste Services (CA) common shares received shares of our common stock unless they elected to receive exchangeable shares of Waste Services (CA). The terms of the exchangeable shares of Waste Services (CA) are the functional and economic equivalent of our common stock. As a result of the migration, Waste Services (CA) became our indirect subsidiary and Waste Services became the parent company.
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts, depletion of landfill development costs, goodwill and other intangible assets, liabilities for landfill capping, closure and post-closure obligations, insurance reserves, liabilities for potential litigation and deferred taxes.
     Certain reclassifications have been made to prior period financial statement amounts to conform to the current presentation. All significant intercompany transactions and accounts have been eliminated. All amounts are in thousands of U.S. dollars, unless otherwise stated.
     A portion of our operations is domiciled in Canada, for each reporting period we translate the results of operations and financial condition of our Canadian operations into U.S. dollars. Therefore, the reported results of our operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, revenue is favorably affected and conversely expenses are unfavorably affected. Assets and liabilities of our Canadian operations are translated from Canadian dollars into U.S. dollars at the exchange rates in effect at the relevant balance sheet dates, and revenue and expenses of Canadian operations are translated from Canadian dollars into U.S. dollars at the average exchange rates prevailing during the period. Unrealized gains and losses on translation of the Canadian operations into U.S. dollars are reported as a separate component of shareholders’ equity and are included in comprehensive loss. Separately, monetary assets and liabilities denominated in U.S. dollars held by our Canadian operations are re-measured from U.S. dollars into Canadian dollars and then translated into U.S. dollars. The effects of re-measurement are reported currently as a component of net income (loss). Currently, we do not hedge our exposure to changes in foreign exchange rates.
     On June 30, 2006, we effected a reverse one for three split of our common stock. As a result of the reverse split, each holder of three outstanding shares of common stock is entitled to one share of common stock. No fractional shares of common stock will be issued in connection with the reverse stock split. In lieu of such fractional shares, stockholders will receive a cash payment equal to the product obtained by multiplying the fraction of common stock by the average closing price per share of common stock (as adjusted for the reverse stock split) as quoted on the Nasdaq National Market for the five trading days immediately preceding June 30, 2006. Corresponding amendments have been made to the exchangeable shares of Waste Services (CA) Inc., so that each one exchangeable share will entitle the holder to one-third of one share of our common stock, without regard to any fractional shares. The reverse split has been retroactively applied to all per share information to the earliest period presented, unless otherwise noted as being “pre-reverse split”.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
2. Summary of Significant Accounting Policies
Business Combinations and Acquisitions
     We allocate the purchase price of an acquired business, on a preliminary basis, to the identified assets and liabilities acquired based on their estimated fair values at the dates of acquisition, with any residual amounts allocated to goodwill. Goodwill is allocated to our reporting units based on the reporting units that will benefit from the acquired assets and liabilities. The purchase price allocations are considered preliminary until we have obtained all required information to complete the allocation. Although the time required to obtain the necessary information will vary with circumstances specific to an individual acquisition, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation of purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods. Assets acquired in a business combination that will be sold are valued at fair value less cost to sell. Results of operating these assets are recognized currently in the period in which those operations occur. The value of shares issued in connection with an acquisition is based upon the average market price of our common stock during the five day period consisting of the period two days before, the day of and the two days after the terms of the acquisition are agreed to and/or announced.
Cash and Cash Equivalents and Restricted Cash
     Cash and cash equivalents are defined as cash and short-term highly liquid deposits with initial maturities of three months or less.
Concentration of Credit Risk
     Financial instruments that potentially subject us to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents only with high credit quality financial institutions. Our customers are diversified as to both geographic and industry concentrations. Therefore, our trade accounts receivable are not subject to a concentration of credit risk.
Allowance for Doubtful Accounts
     We maintain an allowance for doubtful accounts based on the expected collectibility of our accounts receivable. We perform credit evaluations of significant customers and establish an allowance for doubtful accounts based on the aging of receivables, payment performance factors, historical trends, and other information. In general, we reserve a portion of those receivables outstanding more than 90 days and 100% of those outstanding over 120 days. We evaluate and revise our reserve on a monthly basis based upon a review of specific accounts outstanding and our history of uncollectible accounts.
     The changes to the allowance for doubtful accounts for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Balance at the beginning of the year	$545	$445	$350
Acquisitions	—	1,380	166
Provisions	953	1,305	202
Impact of foreign exchange rate fluctuations	5	12	73
Bad debts charged to reserves, net of recoveries	(831)	(2,597)	(346)

Balance at the end of the year	$672	$545	$445

Property and Equipment
     Property and equipment are recorded at cost less accumulated depreciation. Improvements or betterments, which extend the life of an asset, are capitalized. Expenditures for maintenance and repair costs are expensed as incurred. Gains and losses resulting from property and equipment retirements or disposals are credited or charged to earnings in the year of disposal. Depreciation is computed over the estimated useful life using the straight-line method as follows:

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

Buildings	10 to 25 years
Vehicles	10 years
Containers, compactors and landfill and recycling equipment	5 to 12 years
Furniture, fixtures and other office equipment	3 to 5 years
Leasehold improvements	Shorter of term of lease or estimated life
Long-Lived Assets
     We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of property and equipment or whether the remaining balance of property and equipment, or other long-lived assets, should be evaluated for possible impairment. Instances that may lead to an impairment include: (i) a significant decrease in the market price of a long-lived asset group; (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition; (iii) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator; (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group; (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
     We use an estimate of the related undiscounted cash flows, excluding interest, over the remaining life of the property and equipment and long-lived assets in assessing their recoverability. We measure impairment loss as the amount by which the carrying amount of the asset(s) exceeds the fair value of the asset(s). We primarily employ two methodologies for determining the fair value of a long-lived asset: (i) the amount at which the asset could be bought or sold in a current transaction between willing parties; or (ii) the present value of estimated expected future cash flows grouped at the lowest level for which there are identifiable independent cash flows.
Landfill Sites
     Landfill sites are recorded at cost. Capitalized landfill costs include expenditures for land, permitting costs, cell construction costs and environmental structures. Capitalized permitting and cell construction costs are limited to direct costs relating to these activities, including legal, engineering and construction costs associated with excavation, liners and site berms, leachate management facilities and other costs associated with environmental equipment and structures.
     Costs related to acquiring land, excluding the estimated residual value of un-permitted, non-buffer land, and costs related to permitting and cell construction are depleted as airspace is consumed using the units-of- consumption method. Environmental structures, which include leachate collection systems, methane collection systems and groundwater monitoring wells, are charged to expense over the shorter of their useful life or the life of the landfill.
     Capitalized landfill costs may also include an allocation of the purchase price paid for landfills. For landfills purchased as part of a group of several assets, the purchase price assigned to the landfill is determined based upon the discounted expected future cash flows of the landfill relative to the other assets within the acquired group. If the landfill meets our expansion criteria, the purchase price is further allocated between permitted airspace and expansion airspace based upon the ratio of permitted versus probable expansion airspace to total available airspace. Landfill sites are amortized using the units-of-consumption method over the total available airspace including probable expansion airspace where appropriate.
     We assess the carrying value of our landfill sites in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment of Long-Lived Assets” (“SFAS 144”). These provisions, as well as possible instances that may lead to impairment, are addressed in the Long-Lived Assets discussion. We consider certain impairment indicators previously discussed that require significant judgment and understanding of the waste industry when applied to landfill development or expansion.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
     We have identified three sequential steps that landfills generally follow to obtain expansion permits. These steps are as follows: (i) obtaining approval from local authorities; (ii) submitting a permit application to state or provincial authorities; and (iii) obtaining permit approval from state or provincial authorities.
     Before expansion airspace is included in our calculation of total available disposal capacity, the following criteria must be met: (i) the land associated with the expansion airspace is either owned by us or is controlled by us pursuant to an option agreement; (ii) we are committed to supporting the expansion project financially and with appropriate resources; (iii) there are no identified fatal flaws or impediments associated with the project, including political impediments; (iv) progress is being made on the project; (v) the expansion is attainable within a reasonable time frame; and (vi) based upon senior management’s review of the status of the permit process to date, we believe it is likely the expansion permit will be received within the next five years. Upon meeting our expansion criteria, the rates used at each applicable landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted to include probable expansion airspace and all additional costs to be capitalized or accrued associated with the expansion airspace.
     Once expansion airspace meets our criteria for inclusion in our calculation of total available disposal capacity, management continuously monitors each site’s progress in obtaining the expansion permit. If at any point it is determined that an expansion area no longer meets the required criteria, the probable expansion airspace is removed from the landfill’s total available capacity and the rates used at the landfill to expense costs to acquire, construct, close and maintain a site during the post-closure period are adjusted accordingly.
Goodwill and Other Intangible Assets
     We account for goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and test goodwill for impairment using the two-step process. The first step is a screen for potential impairment, while the second step measures the amount of the impairment, if any. The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. We have defined our reporting units to be consistent with our operating segments: Eastern Canada, Western Canada, Florida, Texas and Arizona. In determining the fair value, we may utilize: (i) discounted future cash flows; (ii) operating results based upon a comparative multiple of earnings or revenues; (iii) offers from interested investors, if any; or (iv) appraisals. Significant estimates used in the fair value calculation utilizing discounted future cash flows include, but are not limited to: (i) estimates of future revenue and expense growth by reporting unit; (ii) future estimated effective tax rates, which we estimate to range between 37% and 40%; (iii) future estimated rate of capital expenditures as well as future required investments in working capital; (iv) estimated average cost of capital, which we estimate to range between 8.0% and 9.0%; and (v) the future terminal value of our reporting unit, which is based upon its ability to exist into perpetuity. Significant estimates used in the fair value calculation utilizing market value multiples include but are not limited to: (i) estimated future growth potential of the reporting unit; (ii) estimated multiples of revenue or earnings a willing buyer is likely to pay; and (iii) estimated control premium a willing buyer is likely to pay.
     In addition, we evaluate a reporting unit for impairment if events or circumstances change between annual tests, indicating a possible impairment. Examples of such events or circumstances include: (i) a significant adverse change in legal factors or in the business climate; (ii) an adverse action or assessment by a regulator; (iii) a more likely than not expectation that a reporting unit or a significant portion thereof will be sold; or (iv) the testing for recoverability under SFAS 144 of a significant asset group within the reporting unit.
     Other intangible assets primarily include customer relationships and contracts and covenants not-to-compete. Other intangible assets are recorded at their cost, less accumulated amortization and are amortized over the period we are expected to benefit by such intangibles. We periodically evaluate the carrying value and remaining estimated useful life of our other intangible assets subject to amortization in accordance with the provisions of SFAS 144.
Other Non-Current Assets
     Acquisition deposits and deferred acquisition costs include capitalized incremental direct costs associated with proposed business combinations that are currently being negotiated. These costs remain deferred until we cease to be engaged on a regular and ongoing basis with completion of the proposed acquisition, at which point they are charged to earnings. In the event that the target is acquired, these costs are incorporated in the cost of the acquired business. Indirect and internal costs, including executive salaries, overhead and travel costs related to acquisitions, are expensed as incurred.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
     Costs associated with arranging financing are deferred and expensed over the related financing arrangement using the effective interest method. Should we repay an obligation earlier then its contractual maturity, any remaining deferred financing costs are charged to earnings.
Fair Value of Financial Instruments
     The book values of cash and cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short-term nature of these instruments. Borrowings under our senior credit facilities as of December 31, 2005 have carrying values that approximate their respective fair values based on the current rate offered to us for instruments with similar market risk and maturities. The fair value of our 9.5% Senior Subordinated Notes at December 31, 2005 is estimated at $160.4 million based on the year end quoted market price. The fair value of our cumulative mandatorily redeemable Preferred Stock at December 31, 2005 is estimated at $87.3 million based upon the aggregate liquidation preference as no quoted market price is available for this security.
Environmental Costs
     We accrue for costs associated with environmental remediation obligations when such costs are probable and can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Cost of future expenditures for environmental remediation obligations are not discounted to their present value.
Accrued Closure and Post-Closure Obligations
     Accrued closure and post-closure obligations represent an estimate of the current value of the future obligations associated with closure and post-closure monitoring of solid waste landfills. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. In accruing for closure and post-closure monitoring and maintenance, site inspection, groundwater monitoring, leachate management, methane gas management and recovery, and operating and maintenance costs are considered to be incurred during the period after the facility closes. Certain of these environmental costs, principally capping and methane gas management costs, are also incurred during the operating life of the site in accordance with the landfill operating requirements. Site specific closure and post-closure engineering cost estimates are prepared annually. The impact of changes in estimates is accounted for on a prospective basis.
     Landfill closure and post-closure liabilities are calculated by estimating the total obligation of capping and closure events in current dollars, inflating the obligation based upon the expected date of the expenditure using an inflation rate of 2.5% and discounting the inflated total to its present value using a 9.5% credit-adjusted risk-free discount rate. Accretion of discounted cash flows associated with the closure and post closure obligations is accrued over the life of the landfill, as a charge to cost of operations.
Revenue Recognition
     We recognize revenue when services, such as providing hauling services and accepting waste at our disposal facilities, are rendered. Amounts billed to customers prior to providing the related services, are reflected as deferred revenue and reported as revenue in the period in which the services are rendered.
Royalty Arrangements
     It is customary in the waste industry for landfill acquisition agreements to include royalty arrangements. Amounts paid under these royalty arrangements are charged to operations based upon a systematic and rational allocation of the royalty over the period in which the royalty is incurred.
Advertising Costs
     We expense advertising costs as they are incurred. Advertising expense was $0.9 million, $0.8 million and $0.5 million for the years ended December 31, 2005, 2004 and 2003, respectively. Advertising expense is included in selling, general and administrative expense on the accompanying Statements of Operations.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
Risk Management
     Our U.S.-based automobile, general liability and workers’ compensation insurance coverage is subject to certain deductible limits. We retain up to $0.5 million and $0.25 million of risk per claim, plus claims handling expense under our workers’ compensation and our auto and general liability insurance programs, respectively. Claims in excess of such deductible levels are fully insured subject to our policy limits. However, we have a limited claims history for our U.S. operations and it is reasonably possible that recorded reserves may not be adequate to cover future payments of claims. We have collateral requirements that are set by insurance companies, which underwrite our insurance programs. Collateral requirements may change from time to time, based on, among other things, size of our business, our claims experience, financial performance or credit quality and retention levels. As of December 31, 2005 we had posted letters of credit with our U.S. insurer of $8.4 million to cover the liability for losses within the deductible limit. Provisions for retained claims are made by charges to expense based upon periodic evaluations by management and outside actuaries of the estimated ultimate liabilities on reported and unreported claims. Adjustments, if any, to the estimated reserves resulting from ultimate claim payments will be reflected in operations in the periods in which such adjustments become known. Changes in insurance reserves for our U.S. operations for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Balance at the beginning of the year	$2,426	$—
Provisions	4,141	2,978
Payments	(2,211)	(552)

Balance at the end of the year	$4,356	$2,426

     There were no reserves for the year ended December 31, 2003 as we had no retained losses in the U.S at this time.
Stock-Based Compensation Plans
     Our stock-based compensation plans are accounted for under the recognition and measurement principles of Accounting Principles Board Opinion (“APB”) No. 25 “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Pro forma information regarding the impact of stock-based compensation on net income and earnings per share is required by SFAS No. 123 “Accounting for Stock-Based Compensation,” (“SFAS 123”) and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Such pro forma information, determined as if we had accounted for our employee stock options under the fair value recognition provisions of SFAS 123, is illustrated in the following table:

	2005	2004	2003
Net loss attributable to Common Shareholders as reported	$(50,290)	$(48,154)	$(76,952)
Add: Employee compensation expense (benefit) for equity awards included in the determination of net loss as reported	344	(1,420)	2,677
Less: Stock based compensation expense for equity awards determined by the fair value based method	(9,994)	(8,892)	(6,160)

Pro forma net loss attributable to Common Shareholders	$(59,940)	$(58,466)	$(80,435)

Basic and diluted loss per share:
As reported	$(1.53)	$(1.63)	$(5.95)

Pro forma	$(1.82)	$(1.99)	$(6.22)

     The fair value of options granted up to December 31, 2005, was estimated using the Black-Scholes option pricing model using the following assumptions:

	2005	2004	2003
Annual dividend yield	—	—	—
Weighted average expected lives (years)	2.8 years	3.0 years	3.0 years
Risk-free interest rate	2.57% to 4.62%	2.57% to 3.25%	3.05% to 3.47%
Volatility	39%	84%	72%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
     The weighted-average grant-date fair value of options granted was $3.60 (pre-reverse split), $2.33 (pre-reverse split) and $2.42 (pre-reverse split) for the years ended December 31, 2005, 2004 and 2003, respectively.
     Compensation expense recognized for employee stock options subject to variable accounting is based on the intrinsic value (the difference between the exercise price and quoted market price) of the options at the end of each reporting period. Changes in the intrinsic value are recognized until such options are exercised, expire or are forfeited.
     We account for the issuance of options or warrants for services from non-employee consultants in accordance with SFAS 123, “Accounting for Stock-Based Compensation”, by estimating the fair value of options or warrants issued using the Black-Scholes pricing model. The model’s calculations include the option or warrant exercise price, the market price of our shares on the grant date, the weighted average information for risk-free interest, the contracted life of the option or warrant, expected volatility of our stock and expected dividends. The assumptions in this model approximate those disclosed in the preceding assumption table.
     If options or warrants issued as compensation to non-employees for services are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received as provided by FASB Emerging Issues Task Force (“EITF”) No. 96-18 “Accounting for Equity Instruments That Are Issued To Other Than Employees For Acquiring Or In Conjunction With Selling Goods Or Services”.
Income Taxes
     We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements. In assessing the realizability of deferred tax assets, management assesses the likelihood that deferred tax assets will be recovered from future taxable income, and to the extent that recovery is not likely or there is insufficient operating history, a valuation allowance is established. We adjust the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.
Net Income (Loss) Per Share Information
     Basic earnings (loss) per share is calculated by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period, including 6,330,382 exchangeable shares of Waste Services (CA) (exchangeable for 2,110,127 shares of our common stock) not owned by us as of December 31, 2005. Diluted earnings (loss) per share is calculated based on the weighted average shares of common stock outstanding, including the exchangeable shares, during the year plus the dilutive effect of common stock purchase warrants and stock options using the treasury stock method and the dilutive effects of convertible instruments using the if-converted method. Contingently issuable shares are included in the computation of basic earnings (loss) per share when issuance of the shares is no longer contingent. Due to the net losses attributable to common shareholders for the years ended December 31, 2005, 2004 and 2003, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.
Change in Accounting Principle
     On January 1, 2003, we adopted the provisions of SFAS No. 143 “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 required us to change our methodology used to record liabilities related to capping, closure and post-closure of our landfill operations. Under SFAS 143, we are required to recognize as an asset, the fair value of the liability for an asset retirement obligation. The asset is then depleted, consistently with other capitalized landfill costs, over the remaining useful life of the site based upon units of consumption as airspace in the landfill is consumed. Upon adoption, the liability we recognized represented the present value of the total estimated future asset retirement obligation. The methodology we used to define the cost pool related to an obligating event included total capping, closure and post-closure costs to be incurred, on a discounted basis, over the remaining life of the site.
     In connection with the opening of our JED Landfill in Florida in the first quarter of 2004, we re-evaluated and changed the methodology used to define an obligating event, and we segregated the cost pool for the obligation into closure and post-closure obligations and landfill capping obligations. Effective January 1, 2004, we recognize the fair value of the liability for the closure and post-closure obligations over the life of the landfill as waste is placed in the site as opposed to at the time at which the landfill

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
commences operations. Additionally, under our new method, we view landfill capping events, which occur in phases throughout the life of a landfill, as discrete activities that are recognized as asset retirement obligations separately from other closure and post-closure obligations. These capping events occur generally during the operating life of a landfill and can be associated with specific waste placed under an area to be capped. As a result, we use a separate capping rate per ton to recognize the principal amount of the retirement obligation and related asset associated with each capping event. We deplete the asset recorded pursuant to this approach as waste volume covered by the capping event is placed into the landfill.
     We believe this method is preferable as it (i) provides a better measure of the fair value of the asset retirement obligation by more precisely matching the landfill obligating events with the recognition of the fair value of the asset retirement obligation; (ii) is more consistent with our policies for the allocation of purchase price in landfill acquisitions and the related valuation of assumed retirement obligations; (iii) reflects a more accurate rate of accretion thereby creating a more accurate value of our current and future retirement obligations; and (iv) is the predominant method used in our industry.
     The effect of the change in methodology, had it been adopted January 1, 2003, would have been to increase net loss before cumulative effect of change in accounting principle for the year ended December 31, 2003 by approximately $0.4 million, or $0.03 per share on basic or diluted loss per share basis. The effect of this change on basic or diluted loss per share as of December 31, 2004 would have been $0.01 (pre-reverse split).
     The following table summarizes the balance sheet impact of our change in accounting methodology for asset retirement obligations under SFAS 143:

		Adjustment for
	December 31,	Change in	January 1,
	2003	Accounting	2004
Landfill sites	$126,389	$(3,191)	$123,198
Accumulated depletion	(10,503)	717	(9,786)

Landfill sites, net	$115,886	$(2,474)	$113,412

Accrued closure and post-closure obligations	$7,737	$(2,831)	$4,906

Deferred income tax asset (liability)	$3,727	$(132)	$3,595

Adoption of New Accounting Standards
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS 123(R) requires compensation expense to be recognized for all share-based payments made to employees based on the fair value of the award at the date of grant, eliminating the intrinsic value alternative allowed by SFAS 123. Generally, the approach to determining fair value under the original pronouncement has not changed. However, there are revisions to the accounting guidelines, such as accounting for forfeitures, that will change our accounting for stock-based awards in the future.
     As a result of the amendment to Rule 4-01(a) adopted in April 2005, SFAS 123(R) will be effective for us at the beginning of the first quarter of 2006. We expect to adopt the provisions of SFAS 123(R) using the modified prospective method, which will result in the recognition of compensation expense for all awards granted after the effective date and all previously granted share-based awards that remain unvested at the effective date. As a result of adopting SFAS 123(R) we expect our stock based compensation costs related to those options outstanding at December 31, 2005 and continuing to vest, to approximate $2.0 million for the year ended December 31, 2006.
     During December 2004, the FASB issued FASB Staff Position (“FSP”) No. 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”), which provides guidance on the accounting for the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. The Jobs Act, which was signed into law on October 22, 2004, introduces relief on the potential income tax impact of repatriating foreign earnings and certain other provisions. FSP 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
reinvestment or repatriation of foreign earnings for purposes of applying SFAS 109. The Company has completed its assessment and will not repatriate any foreign earnings under the provisions of the Jobs Act.
3. Discontinued Operations
     On July 20, 2006, we announced the execution of definitive agreements with Allied Waste Industries, Inc. (“Allied Waste”) whereby we will (i) purchase Allied Waste’s hauling, transfer station and recycling operations in Miami, Florida for $61.0 million with an additional contingent payment of $2.0 million due upon the successful renewal of a certain municipal recycling contracts and (ii) sell our Arizona hauling, transfer station and landfill operations to Allied Waste for $53.0 million. We anticipate closing on these transaction during the fourth quarter of 2006. Accordingly, we have presented the net assets and operations of Arizona as discontinued operations for all periods presented. No income tax benefit or provision has been attributed to discontinued operations for all periods presented. During June 2006 we evaluated our Arizona operations for possible impairment, and concluded that no impairment was necessary. Revenue from discontinued operations was $26.4 million, $23.7 million and $1.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Pre-tax net income (loss) from discontinued operations was $0.1 million, $(0.6) million and $(0.2) million for the years ended December 31, 2005, 2004 and 2003, respectively. Previously, our Arizona operations were reported as part of our ‘Other Operations’ segment. Net assets related to discontinued operations are as follows (unaudited):

	December 31,
	2005	2004
Accounts receivable	$4,202	$4,386
Prepaid expenses and other current assets	1,050	1,164

Current assets of discontinued operations	5,252	5,550

Property and equipment, net	13,778	12,085
Landfill sites, net	15,629	10,231
Goodwill and other intangible assets, net	21,602	21,761
Other assets	130	130

Non-current assets of discontinued operations	51,139	44,207

Total assets of discontinued operations	$56,391	$49,757

Accounts payable	$192	$457
Accrued expenses and other current liabilities	1,635	1,328

Current liabilities of discontinued operations	1,827	1,785

Accrued closure, post-closure and other obligations	210	5

Non-current liabilities of discontinued operations	210	5

Total liabilities of discontinued operations	$2,037	$1,790

Net assets of discontinued operations	$54,354	$47,967

     Prior to our decision to dispose of our Arizona operations we made a number of acquisitions that comprised our Arizona operations. Details of these acquisitions follow:
     In July 2003, we purchased Cactus Waste Systems, LLC for $0.6 million in cash and a $1.2 million option that we exercised in September 2003 to purchase an 800-acre site in Pinal County, Arizona, which had been zoned to permit the development of a landfill. During May 2004, we received the permits and authorizations necessary for the operation of the landfill (the “Cactus Landfill”) and as a condition of the purchase, we issued 1,250,000 (pre-reverse split) common shares valued at $5.5 million to the sellers during the

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
second quarter of 2004, which has been capitalized as a cost of the landfill. The Cactus Landfill began operations during July 2004. The sellers are entitled to additional purchase consideration upon the Cactus Landfill achieving certain average tons per day thresholds in any quarter. Should the landfill achieve a maximum 5,000 tons per day, the total contingent payments would not exceed $18.0 million. During 2005 we paid $3.0 million relative to our obligation under this agreement.
     During the first quarter of 2004, we acquired the assets of three collection businesses in the metropolitan Phoenix area for aggregate cash consideration of approximately $8.4 million plus the issuance of 989,800 (pre-reverse split) common shares valued at approximately $5.7 million.
     During 2005, we acquired minor “tuck-in” hauling assets in Arizona for cash consideration of $0.6 million.
4. Business Combinations, Significant Asset Acquisitions and Disposals of Businesses
     In May 2003, we acquired the JED Landfill, a newly permitted landfill in central Florida, for $68.1 million in cash, assumed liabilities of $6.2 million and the issuance of 2,050,000 (pre-reverse split) common shares valued at approximately $9.7 million. In addition, we issued 1,200,000 (pre-reverse split) common shares valued at approximately $4.8 million in consideration for transaction related services provided to us in connection with the acquisition. The landfill commenced operations during January 2004.
     In November 2003, we entered into an agreement to acquire the assets of Allied Waste Industries, Inc.’s (“Allied”) northern and central Florida operations (the “Allied Assets”) for a cash purchase price of approximately $120.0 million subject to an adjustment for working capital. The primary metropolitan areas served by the Allied Assets were Tampa, Sarasota and Jacksonville, Florida. On December 31, 2003, we completed the first phase of the Allied Assets acquisition. During the first six months of 2004, we completed the acquisition of the remaining Allied Assets. In the second quarter of 2004, we divested a certain landfill and related assets and liabilities in exchange for a collection operation in the metropolitan Orlando area and cash proceeds of $10.0 million. Proceeds in excess of net assets exchanged reduced goodwill from the original Allied Assets acquisition by $8.6 million.
     In April 2004, we also completed the acquisition of the issued and outstanding shares of Florida Recycling Services, Inc. (“Florida Recycling”) for an aggregate purchase price of approximately $99.0 million in cash, working capital of approximately $2.2 million, and the issuance of 9,250,000 (pre-reverse split) common shares valued at approximately $51.4 million. Florida Recycling’s operations are based in central Florida, primarily serving the Orlando, Daytona, Fort Myers and Tampa markets. Shortly after the acquisition, the performance of the operations of Florida Recycling was below our expectations and we engaged an independent third party to conduct a review of Florida Recycling’s business. Based on the results of this review, the 2003 financial statements of Florida Recycling, provided by the sellers, contained misstatements and could not be relied upon. During the first half of 2005 these financial statements were re-audited by our independent auditors. On September 24, 2004, we reached an agreement with the selling shareholders of Florida Recycling to adjust the purchase price paid for the shares of Florida Recycling whereby, in October 2004, the selling shareholders paid us $7.5 million in cash and returned 500,000 (pre-reverse split) shares of our common stock. The cash and the shares received (valued at the quoted market price as of September 24, 2004) with a total value of approximately $8.6 million, were recorded as income. In the third quarter of 2005 and as part of the September 2004 settlement, we received title to the Sanford Recycling and Transfer Station in Sanford, Florida. The facility is valued at the cost incurred to acquire the property and construct the facility to its percentage of completion at such date. The gain recognized on the settlement approximated $4.1 million for 2005.
     In February 2004, we acquired a permitted undeveloped municipal solid waste landfill in Fort Bend County, Texas (the “Fort Bend Regional Landfill”). The landfill commenced operations during August 2004. The purchase price was comprised of $5.1 million in cash, a seller financed promissory note of $5.0 million, which has since been repaid, and the issuance of 4,375,000 (pre-reverse split) common shares valued at approximately $25.0 million. The Fort Bend Regional Landfill, which serves the metropolitan Houston, Texas area, is approximately 2,600 acres and has an initial permitted capacity of 47.6 million cubic yards. In addition to the landfill, we acquired a leasehold interest in a fully permitted transfer station site near Houston, which we subsequently constructed and opened in January 2005.
     In January 2004, we acquired an industrial-permitted waste landfill site in Saskatchewan, Canada. The purchase price was comprised of $1.1 million in cash and the issuance of 12,000 (pre-reverse split) common shares valued at approximately $0.1 million.
     During 2005, we acquired minor “tuck-in” hauling assets in Canada for cash consideration of $0.5 million.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
     On February 6, 2006 we announced the signing of definitive agreements to acquire Liberty Waste, LLC (“Liberty Waste”) and Sun Country Materials, LLC (“Sun Country Materials”) to expand our operations in the Tampa, Florida market. Liberty Waste is a collection operation based in Tampa with two transfer stations located in Tampa and Clearwater. Sun Country Materials owns a construction and demolition landfill located in Hillsborough County, Florida that is currently seeking an expansion permit. The transactions are both subject to certain customary closing conditions, with the landfill acquisition also subject to the receipt of the expansion permit. The purchase price for the two businesses is $38.5 million, consisting of $13.0 million in cash, $19.0 million in shares of our common stock and $6.5 million of previous cash deposits.
     Details of the net assets acquired and cash used in asset and business acquisitions for the years ended December 31 are as follows:

		2004
		Allied	Florida	All
	2005	Assets	Recycling	Others	Total	2003
Purchase price:
Cash	$1,122	$45,988	$104,234	$18,350	$168,572	$161,371
Seller financed note payable	—	—	—	5,000	5,000	—
Common stock and warrants	—	—	51,357	36,721	88,078	18,382

Total purchase price	1,122	45,988	155,591	60,071	261,650	179,753

Allocated as follows:
Working capital assumed:
Accounts receivable	—	3,755	7,426	409	11,590	6,676
Prepaid expenses and other current assets	25	182	935	69	1,186	324
Accounts payable	—	—	(8,604)	(738)	(9,342)	(976)
Accrued expenses and other current liabilities	(8)	(870)	(4,410)	—	(5,280)	(6,930)

Net working capital	17	3,067	(4,653)	(260)	(1,846)	(906)
Property and equipment	810	10,728	23,911	6,044	40,683	13,030
Landfill sites	—	—	—	41,982	41,982	90,094
Other assets	—	—	271	—	271	—
Deferred taxes	—	—	—	(334)	(334)	—
Long—term debt assumed	—	—	—	—	—	(4,429)
Accrued closure, post-closure and other obligations assumed	—	—	—	(52)	(52)	(1,483)

Net book value of assets acquired and liabilities assumed	827	13,795	19,529	47,380	80,704	96,306

Excess purchase price to be allocated	$295	$32,193	$136,062	$12,691	$180,946	$83,447

Allocated as follows:
Goodwill	$172	$23,201	$108,906	$12,667	$144,774	$66,639
Other intangible assets	123	8,992	27,156	24	36,172	16,808

Total allocated	$295	$32,193	$136,062	$12,691	$180,946	$83,447

     The above table includes acquisitions that comprised our Arizona operations, which have been classified as discontinued operations elsewhere in this document. For a more detailed discussion on these particular acquisitions refer to Note 3.
     For 2004, the above table includes cash deposits and acquisition related costs of $4.0 million and 1,000,000 (pre-reverse split) common shares and warrants valued at $5.7 million, which relate to the Florida Recycling acquisition that were paid or deposited during 2003 and were capitalized to the cost of the acquisition during 2004.
     During 2005 we also made the following payments related to previously completed acquisitions and other asset purchases: (i) $2.5 million as additional purchase price for working capital delivered, primarily related to the Allied Assets acquisition; and (ii) $1.5

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
million, 285,715 (pre-reverse split) common shares valued at approximately $1.1 million and an operating facility in Pinellas with a book value of approximately $0.6 million for the acquisition of land adjacent to the Sanford Recycling and Transfer Station.
     We believe the primary value of an acquisition is the opportunities made available to vertically integrate operations or increase market presence within a geographic market.
     The following unaudited condensed consolidated pro forma statement of operations data shows the results of our operations for the years ended December 31, 2005, 2004 and 2003 as if completed business combinations had occurred at the beginning of the respective period (in thousands except per share amounts):

	2005	2004	2003
Revenue	$383,071	$350,408	$315,300

Net loss attributable to common shareholders	$(50,267)	$(54,058)	$(99,893)

Basic and diluted net loss per Common Share	$(1.53)	$(1.79)	$(6.16)

Basic and diluted pro forma weighted average number of common shares outstanding	32,880	30,167	16,210

     Contemplated in the above table is revenue of $26.4 million, $23.7 million and $12.7 million for the years ended December 31, 2005, 2004 and 2003 respectively, and net income (loss) of $0.1 million, $(0.6) million and $(0.1) million for the years ended December 31, 2005, 2004 and 2003 respectively, for our Arizona operations.
     These unaudited condensed pro forma consolidated results have been prepared for comparative purposes only and are not necessarily indicative of the actual results of operations had the acquisitions taken place as of the beginning of the respective periods or the results of our future operations. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs that may occur as a result of the integration and consolidation of the acquisitions.
5. Prepaid Expenses and Other Current Assets
     Prepaid expenses and other current assets consist of the following as of December 31, 2005 and 2004:

	2005	2004
Prepaid expenses	$2,357	$6,658
Deferred income taxes	4,763	—
Inventory	1,673	1,746
Other current assets	1,270	1,403

	$10,063	$9,807

6. Property and Equipment
     Property and equipment consist of the following as of December 31, 2005 and 2004:

	2005	2004
Land and buildings	$24,596	$16,032
Vehicles	96,492	95,815
Containers, compactors and landfill and recycling equipment	64,547	56,821
Furniture, fixtures, other office equipment and leasehold improvements	9,393	7,751

Total property and equipment	195,028	176,419
Less: Accumulated depreciation	(75,543)	(58,037)

Property and equipment, net	$119,485	$118,382

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
     Included in property and equipment are vehicles under capital leases with an aggregate cost of $2.8 million and related accumulated depreciation of $1.1 million and $0.7 million as of December 31, 2005 and 2004, respectively.
7. Landfill Sites, Accrued Closure, Post-Closure and Other Obligations
  Landfill Sites
     Landfill sites consist of the following as of December 31, 2005 and 2004:

	2005	2004
Landfill sites	$189,280	$178,279
Less: Accumulated depletion	(32,782)	(18,894)

Landfill sites, net	$156,498	$159,385

     On an annual basis, we update the development cost estimates, closure and post-closure and future capacity estimates for our landfills. Future capacity estimates are updated using surveys to estimate utilized disposal capacity and remaining disposal capacity. These cost and capacity estimates are reviewed and approved by senior management on an annual basis.
     Changes in landfill sites for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005	2004	2003
Balance at the beginning of the year	$159,385	$115,620	$13,084
Landfill site construction costs	8,072	9,912	10,955
Landfill purchase price	—	36,490	89,486
Additional asset retirement obligations	1,753	857	—
Purchase price allocation adjustments for prior acquisitions	99	5,907	—
Depletion	(13,106)	(7,995)	(4,789)
Divestitures	—	(154)	—
Capitalized interest	—	178	—
Effect of foreign exchange rate fluctuations	295	1,044	3,227
Change in accounting principle	—	(2,474)	3,657

Balance at the end of the year	$156,498	$159,385	$115,620

Accrued Closure, Post-Closure and Other Obligations
     Accrued closure, post-closure and other obligations consist of the following as of December 31, 2005 and 2004:

	2005	2004
Accrued closure and post-closure obligations	$9,074	$6,385
Deferred income tax liability	16,206	3,984
Other obligations	371	600

	$25,651	$10,969

     Accrued closure and post-closure obligations include the costs associated with obligations for closure and post-closure of our landfills. The anticipated timeframe for paying these costs varies based on the remaining useful life of each landfill as well as the duration of the post-closure monitoring period. Changes in accrued closure and post-closure obligations for the years ended December 31, 2005, 2004 and 2003 are as follows:

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	2005	2004	2003
Balance at the beginning of the year	$6,385	$7,737	$1,925
Additional asset retirement obligations	1,753	857	—
Accretion	721	459	455
Acquisitions	—	52	1,483
Divestitures	—	(146)	—
Purchase price allocation adjustments for prior acquisitions	—	(92)	—
Effect of foreign exchange rate fluctuations	215	349	991
Change in accounting principle	—	(2,831)	2,883

Balance at the end of the year	$9,074	$6,385	$7,737

     The aggregate non-discounted annual payments required in respect of accrued closure and post-closure obligations for our permitted landfill sites as of December 31, 2005 are as follows:

	Continuing	Discontinued
	Operations	Operations
2006	$107	$—
2007	394	—
2008	394	—
2009	5,839	—
2010	1,970	—
Thereafter	140,663	45,214

	$149,367	$45,214

     The above future expenditures for closure and post-closure obligations assume full utilization of permitted and probable expansion airspace.
8. Goodwill and Other Intangible Assets
     Goodwill and other intangible assets consist of the following as of December 31, 2005 and 2004:

	2005	2004
Other intangible assets subject to amortization:
Customer relationships and contracts	$34,768	$49,867
Non-competition agreements and other	2,744	3,735

	37,512	53,602

Less: Accumulated amortization:
Customer relationships and contracts	(12,128)	(5,821)
Non-competition agreements and other	(1,761)	(1,671)

Other intangible assets subject to amortization, net	23,623	46,110
Goodwill	284,246	259,884

Goodwill and other intangible assets, net	$307,869	$305,994

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
     Changes in goodwill by reportable segment for the years ended December 31, 2005 and 2004 are as follows:

	Year Ended December 31, 2005
	Florida	Canada	Total
Balance at the beginning of the year	$174,629	$85,255	$259,884
Acquisitions	—	163	163
Effect of foreign exchange rate fluctuations	—	2,730	2,730
Purchase price allocation adjustments for prior acquisitions	24,748	(3,279)	21,469

Balance at the end of the year	$199,377	$84,869	$284,246

     During the first half of 2005, we revised our estimate of the fair value of customer relationships, non-compete arrangements and certain vehicles and containers acquired as part of the acquisition of Florida Recycling.

	Year Ended December 31, 2004
	Florida	Canada	Total
Balance at the beginning of the year	$56,034	$78,722	$134,756
Acquisitions	133,093	314	133,407
Divestitures	(8,599)	—	(8,599)
Effect of foreign exchange rate fluctuations	—	6,219	6,219
Purchase price allocation adjustments for prior acquisitions	(5,899)	—	(5,899)

Balance at the end of the year	$174,629	$85,255	$259,884

     Amortization expense for other intangible assets was $7.0 million, $5.9 million and $0.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated future amortization of other intangible assets based on balances existing at December 31, 2005 is as follows:

2006	$5,009
2007	3,570
2008	2,587
2009	2,053
2010	1,747
Thereafter	8,657

$23,623

     As of December 31, 2005, the weighted average amortization period for other intangible assets is as follows:

Customer relationships and contracts	11.5 years
Non-competition agreements and other	3.0 years
9. Other Assets
     Other assets consist of the following as of December 31, 2005 and 2004:

	2005	2004
Debt and redeemable Preferred Stock issue costs, net of accumulated amortization of $4,761 and $2,271 as of December 31, 2005 and 2004, respectively	$9,428	$10,833
Acquisition deposits and deferred acquisition costs	13,815	12,576
Other assets	573	1,903

	$23,816	$25,312

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
10. Accrued Expenses and Other Current Liabilities
     Accrued expenses and other current liabilities consist of the following as of December 31, 2005 and 2004:

	2005	2004
Deferred revenue	$9,145	$8,501
Accrued compensation, benefits and subcontractor costs	7,849	8,158
Accrued waste disposal costs	6,909	8,171
Accrued insurance	4,360	2,425
Accrued interest	4,207	4,762
Accrued acquisition costs	1,637	2,220
Current portion of capital lease obligations	454	567
Other accrued expenses and current liabilities	4,504	6,401

	$39,065	$41,205

11. Debt
     Debt consists of the following as of December 31, 2005 and 2004:

	2005	2004
Senior Secured Credit Facilities: Revolving credit facility, floating interest rate at 6.71% as of December 31, 2004, due April 2009	$—	$15,000
Term loan facility, floating interest rate at 7.91% and 6.78% as of December 31, 2005 and 2004, respectively, due $313 per quarter to March 2010, $29,500 per quarter thereafter, due March 2011	123,250	99,250
Senior Subordinated Notes, fixed interest rate at 9.5%, due 2014	160,000	160,000
Other subordinated promissory note payable, interest at 6.67%, due through June 2017	2,965	3,130

	286,215	277,380
Less: Current portion	(1,365)	(1,166)

Long-term portion	$284,850	$276,214

     The aggregate annual principal repayments required in respect to debt as of December 31, 2005 are as follows:

2006	$1,365
2007	1,440
2008	1,453
2009	1,467
2010	89,044
Thereafter	191,446

$286,215

  Senior Secured Credit Facilities
     On April 30, 2004, we entered into Senior Secured Credit Facilities (the “Credit Facilities”) with a syndicate of lenders. The Credit Facilities consist of a five-year revolving credit facility in the amount of $60.0 million, up to $15.0 million of which is available to our Canadian operations, and a seven-year term loan facility in the amount of $100.0 million. The Credit Facilities bear interest based upon a spread over base rate or Eurodollar loans, as defined, at our option. The Credit Facilities are secured by substantially all of the assets of our U.S. restricted subsidiaries. Our Canadian operations guarantee and pledge all of their assets only in support of the portion of the revolving credit facility available to them. Separately, 65% of the common shares of Waste Services’ first tier foreign subsidiaries, including Waste Services (CA), are pledged to secure obligations under the Credit Facilities. As of December 31, 2005, there were no amounts outstanding on the revolving credit facility, while $18.7 million of capacity was used to support outstanding letters of credit.
     As of June 30, 2004, we failed to meet certain of the financial covenants contained in the Credit Facilities. On October 4, 2004, we entered into an amendment to the credit agreement with the administrative agent for the lenders. The amendment included changes to

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
certain of the financial and other covenants contained in the credit facilities and increased the interest rates payable on amounts outstanding by 125 basis points to 450 basis points over Euro dollar loans. Until we met certain target leverage ratios, as defined, availability under the amended revolving credit facility was reduced to $50.0 million, up to $12.5 million of which was available for our Canadian operations. In connection with the amendment, we paid a fee of approximately $0.4 million to our lenders. The amendment also required us to receive an equity investment of at least $7.5 million prior to March 28, 2005. On March 28, 2005 we issued 2,640,845 (pre-reverse split) shares of common stock and 264,085 (pre-reverse split) common stock purchase warrants for net proceeds of approximately $6.8 million in satisfaction of this covenant.
     On October 26, 2005, we entered into an amendment to the Credit Facilities with the administrative agent for the lenders. The amendment, among other items, decreases the current interest rate on our term loan by 125 basis points to 325 basis points over Eurodollar loans. In addition, the amendment restored access under the revolving credit facility to $60.0 million, up to $15.0 million of which is available to our Canadian operations.
     On December 28, 2005, we entered into another amendment to the Credit Facilities, which provided for the incurrence of up to $50.0 million of additional term loans under a new term loan tranche, as provided for under the terms of our existing Credit Facilities. We drew $25.0 million of this facility at closing to refinance amounts then outstanding under our existing revolving credit facility. The $25.0 million un-drawn portion of the new term loan tranche is available on a delayed draw basis until March 30, 2006 for the financing of potential acquisitions that are otherwise permitted under the terms of the Credit Facilities and that do not materially increase total leverage on a pro forma basis.
     Our Credit Facilities, as amended, contain certain financial and other covenants that restrict our ability to, among other things, make capital expenditures, incur indebtedness, incur liens, dispose of property, repay debt, pay dividends, repurchase shares and make certain acquisitions. Our financial covenants include: (i) minimum consolidated interest coverage; (ii) maximum total leverage; and (iii) maximum senior secured leverage. The covenants and restrictions limit the manner in which we conduct our operations and could adversely affect our ability to raise additional capital. As of December 31, 2005, we are in compliance with the financial covenants, as amended, and we expect to continue to be in compliance in future periods.
  Senior Subordinated Notes
     On April 30, 2004, we completed a private offering of 9 1/2% Senior Subordinated Notes (“Subordinated Notes”) due 2014 for gross proceeds of $160.0 million. The Subordinated Notes mature on April 15, 2014. Interest on the Subordinated Notes is payable semiannually on October 15 and April 15. The Subordinated Notes are redeemable, in whole or in part, at our option, on or after April 15, 2009, at a redemption price of 104.75% of the principal amount, declining ratably in annual increments to par on or after April 15, 2012, together with accrued interest to the redemption date. In addition, prior to April 15, 2007, we may redeem up to 35.0% of the aggregate principal amount of the Subordinated Notes with the proceeds of certain equity offerings, at a redemption price equal to 109.5% of the principal amount. Upon a change of control, as such term is defined in the Indenture, we are required to offer to repurchase all the Subordinated Notes at 101.0% of the principal amount, together with accrued interest and liquidated damages, if any, and obtain the consent of our senior lenders to such payment or repay indebtedness under our Credit Facilities.
     The Subordinated Notes are unsecured and are subordinate to our existing and future senior secured indebtedness, including our Credit Facilities, structurally subordinated to existing and future indebtedness of our non-guarantor subsidiaries, rank equally with any unsecured senior subordinated indebtedness and senior to our existing and future subordinated indebtedness. Our obligations with respect to the Subordinated Notes, including principal, interest, premium, if any, and liquidated damages, if any, are fully and unconditionally guaranteed on an unsecured, senior subordinated basis by all of our existing and future domestic restricted subsidiaries. The Canadian operations are not guarantors under the Subordinated Notes.
     The Subordinated Notes contain certain covenants that, in certain circumstances and subject to certain limitations and qualifications, restrict, among other things (i) the incurrence of additional debt; (ii) the payment of dividends and repurchases of stock; (iii) the issuance of preferred stock and the issuance of stock of our subsidiaries; (iv) certain investments; (v) the repurchase of our Preferred Stock; (vi) transactions with affiliates; and (vii) certain sales of assets.
     In April 2004, we entered into a Registration Rights Agreement with the initial purchaser of the Senior Subordinated Notes in which we agreed to file a registration statement for the exchange of the Senior Subordinated Notes for registered notes with identical terms and have such registration statement declared effective within specified time frames. Prior to the third quarter of 2005 we were

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
required to pay liquidated damages to the holders of the notes, as we had not yet complied with these registration requirements. These liquidated damages were expensed as incurred and were payable in cash at the same time as interest payments were due under the notes. During the third quarter of 2005, the registration statement was filed and declared effective, and the exchange offer was commenced and consummated. As of September 28, 2005 we were no longer required to pay liquidated damages.
12. Cumulative Mandatorily Redeemable Preferred Shares
     In May 2003, we issued 55,000 shares of redeemable Preferred Stock (the “Preferred Stock”) to Kelso Investment Associates VI, L.P. and KEP VI, LLC (collectively “Kelso”), pursuant to the terms of an agreement dated as of May 6, 2003, as amended in February 2004, (the “Subscription Agreement”), at a price of $1,000 per share. We also issued to Kelso 7,150,000 (pre-reverse split) warrants to purchase shares of our common stock (on a one-for-one basis) for $3.00 (pre-reverse split) per share. The warrants are exercisable at any time until May 6, 2010. The issuance of the Preferred Stock resulted in proceeds of approximately $49.5 million, net of fees of approximately $5.5 million. The shares of Preferred Stock are non-voting. The Preferred Stock entitles the holders to cash dividends of 17.75% per annum compounding and accruing quarterly in arrears. The liquidation preference approximated $87.3 million as of December 31, 2005. The Preferred Stock entitles the holders to a liquidation preference of $1,000 per share, adjusted for any stock dividend, stock split, reclassification, recapitalization, consolidation or similar event affecting the Preferred Stock, plus the amount of any accrued but unpaid dividends on such share as of any date of determination.
     As we are not permitted to declare and pay cash dividends pursuant to the terms of our Credit Facilities, the dividend payments accrue. The Preferred Stock, including all accrued and unpaid dividends, must be redeemed in full by no later than May 6, 2015. Until May 6, 2006, we may redeem all or any part of the Preferred Stock on payment of the sum of $1,000 per share plus accrued and unpaid dividends calculated as if the Preferred Stock were redeemed on May 6, 2006, or approximately $92.7 million subject to the restrictions in our Credit Facilities and our Senior Subordinated Notes. If we do not exercise our option to redeem all of the Preferred Stock by May 6, 2009, Kelso may require us to initiate a sale of our assets to redeem approximately $156.1 million of principal and accrued dividends, on terms acceptable to our board consistent with the exercise of their fiduciary duties. Pursuant to an amendment to the Certificate of Designations of Waste Services dated April 30, 2004, if we determine, after conducting a sale process, that any such sale would not yield sufficient proceeds to repay in full the indebtedness then outstanding under our Credit Facilities and the redemption amount of our Senior Subordinated Notes issued on April 30, 2004, then we may elect to delay such sale. The sale date may be delayed until the earliest to occur of (i) the final maturity date of the Senior Subordinated Notes (April 15, 2014); (ii) the date on which our Credit Facilities and the Senior Subordinated Notes are fully repaid or otherwise satisfied; or (iii) a sale of our assets to a third party. We refer to this date as the delayed sale date. If we do not initiate and complete a sale of our assets within 20 months of initiation of the sale process by the holders of the Preferred Stock, then on notice from the holders of the Preferred Stock, all outstanding Preferred Stock will become due and payable on the first anniversary of the date on which the holders of Preferred Stock gave notice requiring the initiation of a sale process, for a liquidation amount of 1.20 times the liquidation preference of $1,000 per share. If the sale day has been delayed, then we are not required to pay this increased liquidation amount until the delayed sale date.
     Also pursuant to the Amended Certificate of Designations, if we become subject to a liquidation or insolvency event (as such terms are defined in our Amended and Restated Credit Agreement dated April 30, 2004) or in the event of a change of control (as such term is defined in the Amended Certificate of Designations), all payments and other distributions to holders of Preferred Stock will be subordinate to the repayment in full of our Credit Facilities. This provision does not prohibit any accrual or increase in the dividend rate or in the liquidation preference of the Preferred Stock as provided for in the Amended Certificate of Designations, or the distribution of additional shares or other equity securities to the holders of Preferred Stock, so long as such additional shares or other equity securities are subject to at least equivalent subordination provisions. In addition, the Amended Certificate of Designations prohibits us from making any payment or distribution to the holders of Preferred Stock in the event of a sale of our assets, or the exercise by the holders of the Preferred Stock of their right to require payment of the liquidation amount of their shares as a result of the failure to consummate a sale of our assets as described in the preceding paragraph, unless such payment or distribution is expressly permitted pursuant to the terms of the agreement then governing our Credit Facilities.
     Due to its redeemable provisions we classified the Preferred Stock as a liability. We allocated the relative fair value of the proceeds to Preferred Stock and warrants. The 7,150,000 (pre-reverse split) warrants had an allocated value on the date of issue of approximately $14.8 million. The value allocated to the warrants was treated as a component of equity, with an offsetting amount treated as a discount which will accrete to interest expense using the effective interest method over the life of the Preferred Stock to the earliest redemption date of May 6, 2006.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
13. Commitments and Contingencies
  Leases
     The following is a schedule of future minimum operating lease payments as of December 31, 2005:

	Continuing	Discontinued
	Operations	Operations
2006	$4,113	$1,246
2007	3,516	1,140
2008	3,071	945
2009	2,046	727
2010	1,673	716
Thereafter	6,940	955

	$21,359	$5,729

     We have entered into operating lease agreements, primarily consisting of leases for our various facilities. Total rent expense under operating leases charged to operations was approximately $2.4 million, $3.4 million and $2.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. We lease certain heavy equipment and hauling vehicles under capital lease agreements, all of which are due in 2006. The assets related to these leases have been capitalized and are included in property and equipment.
  Surety Bonds and Letters of Credit
     Municipal solid waste service and other service contracts, permits and licenses to operate transfer stations, landfills and recycling facilities may require performance or surety bonds, letters of credit or other means of financial assurance to secure contractual performance. To collateralize our obligations we have provided customers, various regulatory authorities and our insurer with such bonds and letters of credit amounting to approximately $65.5 million and $67.7 million as of December 31, 2005 and 2004, respectively. The majority of these obligations expire each year and will need to be renewed.
  Environmental Risks
     We are subject to liability for environmental damage that our solid waste facilities may cause, including damage to neighboring landowners or residents, particularly as a result of the contamination of soil, groundwater or surface water, including damage resulting from conditions existing prior to the acquisition of such facilities. Pollutants or hazardous substances whose transportation, treatment or disposal was arranged by us or our predecessors, may also subject us to liability for any off-site environmental contamination caused by these pollutants or hazardous substances.
     Any substantial liability for environmental damage incurred by us could have a material adverse effect on our financial condition, results of operations or cash flows. As of the date of these Consolidated Financial Statements, we estimate the range of reasonably possible losses related to environmental matters to be insignificant and are not aware of any such environmental liabilities that would be material to our operations or financial condition.
  Disposal Agreement
     On November 22, 2002, we entered into a Put or Pay Disposal Agreement, or the Disposal Agreement, with RCI Environment Inc., Centres de Transbordement et de Valorisation Nord Sud Inc., RCM Environnement Inc. collectively the RCI Companies, and Intersan Inc., or Intersan, a subsidiary of Waste Management of Canada Corporation (formerly Canadian Waste Services, Inc.), pursuant to which we, together with the RCI Companies, agreed to deliver to certain of Intersan’s landfill sites and transfer stations in Quebec, Canada, over the 5 year period from the date of the Disposal Agreement, 850,000 metric tonnes of waste per year, and for the next 2 years after the expiration of the first 5 year term, 710,000 metric tonnes of waste per year at a fixed disposal rate set out in the Disposal Agreement. If we and the RCI Companies fail to deliver the required tonnage, we are jointly and severally required to pay to Intersan, C$23.67 per metric tonne for every tonne below the required tonnage. If a portion of the annual tonnage commitment is not delivered to a specific site we are also required to pay C$8.00 per metric tonne for every tonne below the site specific allocation. Our

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
obligations to Intersan are secured by a letter of credit for C$4.0 million. On January 17, 2006, Waste Management drew C$0.3 million against the letter of credit posted by us to secure RCI’s obligations; as such we have provided for the draw as of December 31, 2005. The companies within the RCI Group are controlled by a director of ours and/or individuals related to that director.
     Concurrent with the Disposal Agreement, we entered into a three-year agreement with Canadian Waste Services, Inc. to allow us to deliver up to 75,000 tons in year one and up to 100,000 tons in years two and three of non-hazardous solid waste to their landfill in Michigan at negotiated fixed rates per ton, which has now expired.
  Collective Bargaining Agreements
     As of December 31, 2005, approximately 45% of our employees in Canada were subject to various collective bargaining agreements. Currently, there are no significant grievances with regards to these agreements.
  Legal Proceedings
     In the normal course of our business and as a result of the extensive governmental regulation of the solid waste industry, we may periodically become subject to various judicial and administrative proceedings involving federal, provincial, state or local agencies. In these proceedings, an agency may seek to impose fines on us or revoke or deny renewal of an operating permit or license held by us. From time to time, we may also be subject to actions brought by citizens’ groups, adjacent landowners or residents in connection with the permitting and licensing of transfer stations and landfills or allegations related to environmental damage or violations of the permits and licenses pursuant to which we operate. In addition, we may become party to various claims and suits for alleged damages to persons and property, alleged violations of certain laws and alleged liabilities arising out of matters occurring during the normal operation of a waste management business.
     In December 2002, Waste Management of Canada Corporation (formerly Canadian Waste Service, Inc.), one of our competitors, commenced an action in the Court of Queen’s Bench of Alberta against us and one of our former employees in Western Canada who had previously been employed by Canadian Waste. The action alleges breach of the employment contract between the former employee and Canadian Waste, and breach of fiduciary duties. The action also alleges that we participated in those alleged breaches. The action seeks damages in the amount of approximately C$14.5 million, and an injunction enjoining the former employee from acting contrary to his alleged employment contract and fiduciary duties.
     In July 2004, Waste Management, Inc. filed a suit in the District Court of Harris County, Texas against our President and Chief Operating Officer, Charles A. Wilcox, for breach of contract, including breach of a non-competition agreement, and for a temporary and a permanent injunction. Mr. Wilcox is presently subject to a temporary order restraining him from engaging in certain activities adverse to the interests of Waste Management, Inc. In April 2005, Waste Management filed an amended petition and application for injunction naming us as a defendant to the suit and claiming, among other things, tortious interference with contractual relations and seeking compensatory damages from us.
     We intend to vigorously defend these actions both with respect to liability and damages. No provision has been made in these financial statements for the above matters. We do not believe that the possible losses in respect of all or any of these matters would have a material adverse impact on our business, financial condition, results of operations or cash flows.
     In March 2005, we filed a Complaint against Waste Management, Inc. in the United States District Court in the Middle District of Florida (Orlando). The Complaint alleges that Waste Management sought to prevent us from establishing ourselves as an effective competitor to Waste Management in the State of Florida, by tortiously interfering with our business relationships and committing antitrust violations under both federal and Florida law. We are seeking in excess of $25.0 million in damages against Waste Management. If we are successful in our suit under antitrust laws, Waste Management would be liable for treble damages, or in excess of $75.0 million.
  Other Commitments
     During December 2003, we issued 600,000 (pre-reverse split) common shares as part of the purchase price of an acquisition. In connection with this acquisition, we entered into a reimbursement agreement whereby for a period of one year after the second anniversary of the closing date, we will reimburse the seller for the loss on sale of shares below $4.75 (pre-reverse split) per share.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
14. Capital Stock
  Migration Transaction
     Effective July 31, 2004, we entered into a migration transaction by which our corporate structure was reorganized so that Waste Services became the ultimate parent company of our corporate group. Prior to the migration transaction, we were a subsidiary of Waste Services (CA). After the migration transaction, Waste Services (CA) became our subsidiary.
     The migration transaction occurred by way of a plan of arrangement under the Business Corporations Act (Ontario) and consisted primarily of: (i) the exchange of 87,657,035 common shares of Waste Services (CA) for 87,657,035 (pre-reverse split) shares of our common stock; and (ii) the conversion of the remaining 9,229,676 common shares of Waste Services (CA) held by non-U.S. residents who elected to receive exchangeable shares into 9,229,676 exchangeable shares of Waste Services (CA). The transaction was approved by the Ontario Superior Court of Justice on July 30, 2004 and by our shareholders at a special meeting held on July 27, 2004.
     The terms of the exchangeable shares of Waste Services (CA) are the economic and functional equivalent of our common stock. Holders of exchangeable shares: (i) will receive the same dividends as holders of shares of our common stock, and (ii) will be entitled to vote on the same matters as holders of shares of our common stock. Such voting is accomplished through the one share of Special Voting Preferred Stock held by Computershare Trust Company of Canada as trustee, who will vote on the instructions of the holders of the exchangeable shares (one-third of one vote for each exchangeable share). As such, the exchangeable shares are classified as part of our equity.
     Upon the occurrence of certain events, such as the liquidation of Waste Services (CA), or after the redemption date, our Canadian holding company, Capital Environmental Holdings Company will have the right to purchase each exchangeable share for one-third of a share of our common stock, plus all declared and unpaid dividends on the exchangeable share and payment for any fractional shares resulting from the reverse stock split of our common stock, on the same basis as holders of our common stock received payment for their fractional shares. Unless certain events occur, such redemption date will not be earlier than December 31, 2016. Holders of exchangeable shares also have the right at any anytime at their option, to exchange their exchangeable shares for shares of our common stock, on the basis of one-third of a share of common stock for each one exchangeable share.
  Equity Placements
     On March 4, 2005, we exercised our put rights under our standby purchase agreement with Michael DeGroote, thereby requiring Mr. DeGroote to purchase shares of our common stock for $7.5 million on or before March 28, 2005. This equity infusion was required as a condition to our amended Credit Facility.
     On April 30, 2004, we raised approximately $50.7 million, after deducting expenses of approximately $2.9 million, from the sale of 13,400,000 (pre-reverse split) common shares and warrants to purchase 1,340,000 (pre-reverse split) common shares in private placement transactions to certain investors. Sanders Morris Harris Inc. acted as the placement agent for the issuance and was paid a placement agent fee of approximately $2.7 million. Don A. Sanders, a director of ours at the time of such issuance, is a principal of Sanders Morris Harris Inc.
  Series 1 Preferred Shares
     During 2003 and 2002, we completed several private offerings of our Series 1 Preferred Shares, which were converted to common shares. The Series 1 Preferred Shares were non-voting and were not entitled to receive any dividends declared by us. The following table sets forth the varied tranches of Series 1 Preferred Shares issued during 2003 (amounts in thousands except share and per share amounts) (share and per shares amounts are stated pre-reverse split):

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

							Warrant
	Series 1						Exercise
	Preferred	Price Per	Gross			Warrants	Price
Period	Shares	Share	Proceeds	Net Proceeds		Issued	Per Share
March — June	10,241,666	$3.00	$30,725	$28,925		$2,048,333	$3.00
June (a)	5,000,000	3.00	15,000	14,100		1,000,000	3.00
July (b)	4,154,667	3.00	12,464	11,600		830,933	3.00
September (b)	8,750,000	3.20	28,000	27,877		1,575,000	3.20

	28,146,333		$86,189	$82,502	(c)	$5,454,266

(a)	The proceeds from this issue were received and recorded as of June 25, 2003; the shares were issued July 8, 2003.

(b)	A shareholder and certain of our officers and directors and/or their affiliates, purchased 1,762,500 Series 1 Preferred Shares in these private placement transactions.

(c)	Separately, we recorded a tax asset of $1.3 million for the deductible portion of the fees paid.
     We accounted for the issuance of the Series 1 Preferred Shares as the issuance of three differing securities: (i) Series 1 Preferred Shares convertible into common shares; (ii) warrants exercisable for common shares; and (iii) a beneficial conversion feature embedded in the Series 1 Preferred Shares. The gross proceeds from the offerings were allocated based upon the relative fair value of the Series 1 Preferred Shares on the commitment date (date of issue), and the warrants. The fair value of the common shares at the commitment date was compared to the gross proceeds allocated to the Series 1 Preferred Shares based upon their relative fair value.
     The excess of fair value of the common shares over the gross proceeds allocated to the Series 1 Preferred Shares was deemed to be the value associated with the beneficial conversion feature of the Series 1 Preferred Shares and was recorded as a non-cash dividend on the Series 1 Preferred Shares. Value ascribed to the beneficial conversion feature of the Series 1 Preferred Shares and the allocated fair value of the warrants approximated $54.6 million for the year ended December 31, 2003, which was recognized as a deemed dividend to the Series 1 Preferred Shareholders.
     At our annual meeting held in December 2003, the shareholders approved the conversion of the Series 1 Preferred Shares to common shares, thereby affecting the exchange on the basis of one (pre-reverse split) common share for each one Series 1 Preferred Share and the exercisability of the warrants that were issued with the Series 1 Preferred Shares.
Employee and Director Stock Option Plans and Option Grants
     Under the 1997 Stock Option Plan, we may grant options to acquire shares of our common stock up to a maximum of 10.0% of the then issued and outstanding common shares on an as converted basis. All of the options issued under the 1997 plan vested on completion of the initial public offering of our securities. No options remain outstanding under the 1997 plan as at December 31, 2005.
     Under the 1999 Stock Option Plan, we may grant options to acquire shares of our common stock up to a maximum of 19% of the then issued and outstanding shares of common stock and common stock equivalents, including stock options issued under the 1997 Stock Option Plan. Options granted to non-employee directors will generally vest one year from the date of grant. Options granted to employees become exercisable only after the second anniversary of the grant date, unless otherwise determined by the Compensation Committee. No option will remain exercisable later than five years after the grant date, unless the Compensation Committee determines otherwise. Upon a change of control event, options become immediately exercisable.
     All options granted under the 1997 and 1999 Stock Option Plans have been granted at or above market price. The weighted average exercise price (pre-reverse split) of the aggregate outstanding options was $4.85, $4.91 and $4.71 as of December 31, 2005, 2004 and 2003, respectively. The weighted average contractual life of the options outstanding at December 31, 2005 was 2.6 years. The weighted average exercise price (pre-reverse split) of options that were exercisable was $4.25, $3.90 and $5.07 as of December 31, 2005, 2004 and 2003, respectively. Certain of our options are priced in Canadian dollars and certain options are priced in U.S. dollars. Stock option activity, for employee options covered by the 1997 and 1999 Stock Option Plans for the years ended December 31, 2005, 2004 and 2003 is as follows (option and per option amounts are stated as pre-reverse split):

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	2005	2004	2003
Options outstanding at the beginning of the year	12,652,964	7,806,699	2,435,816
Options granted during the year	876,000	5,472,000	5,493,000
Options exercised during the year	(15,000)	(192,500)	(20,000)
Options forfeited during the year	(950,464)	(433,235)	(102,117)

Options outstanding at the end of the year	12,563,500	12,652,964	7,806,699

Options exercisable at the end of the year	6,586,000	2,727,964	1,790,699

Weighted average exercise price: (C$ Options In C$)
Options granted	$—	$7.37	$6.49
Options exercised	$—	$5.22	$4.05
Options forfeited	$10.35	$8.33	$9.47
Options outstanding at the end of the year	$6.37	$6.45	$6.15
Option price ranges: (C$ Options In C$)
Options granted	$—	$3.23-$8.40	$5.25-$7.28
Options exercised	$—	$4.05-$6.03	$4.05
Options forfeited	$5.25-$18.05	$5.25-$18.05	$5.89-$14.44
Options outstanding at the end of the year	$4.05-$18.05	$3.23-$18.05	$4.05-$18.05
Weighted average exercise price: (US$ Options)
Options granted	$3.60	$4.82	$4.49
Options exercised	$3.53	$3.73	$—
Options forfeited	$4.98	$7.42	$6.34
Options outstanding at the end of the year	$4.45	$4.61	$4.55
Option price ranges: (US$ Options)
Options granted	$3.58-$3.96	$2.70-$6.25	$3.89-$5.52
Options exercised	$3.53	$3.46-$4.15	$—
Options forfeited	$2.70-$12.00	$3.89-$12.00	$4.00-$12.00
Options outstanding at the end of the year	$2.70-$6.25	$2.70-$6.25	$3.12-$12.00
Warrants
     We have outstanding warrants to purchase shares of our common stock. The following table summarizes these warrants for the years ended December 31, 2005, 2004 and 2003 (warrants amounts and price ranges are stated pre-reverse split):

	2005		2004		2003
	Number of	Warrant	Number of	Warrant	Number of	Warrant
	Warrants	Price Ranges	Warrants	Price Ranges	Warrants	Price Ranges
Warrants outstanding at the beginning of the year	15,230,115	$2.70-$5.75	13,810,515	$2.70-$4.70	1,150,000	$2.70-$3.94
Warrants issued during the year	264,085	$2.84	1,540,000	$4.00-$5.75	12,660,515	$3.00-$4.70
Warrants exercised during the year	(149,650)	$3.00-$3.20	(120,400)	$3.00	—	—
Warrants expired during the year	(150,000)	$3.94	—	—	—	—

Warrants outstanding at the end of the year	15,194,550	$2.70-$5.75	15,230,115	$2.70-$5.75	13,810,515	$2.70-$4.70

Warrants exercisable at the end of the year	15,061,217	$2.70-$5.75	15,030,115	$2.70-$5.75	13,349,265	$2.70-$3.94

     The weighted average exercise price of warrants that were exercisable was $3.10 (pre-reverse split), $3.11 (pre-reverse split) and $3.01 (pre-reverse split) as of December 31, 2005, 2004 and 2003, respectively. The weighted average remaining contractual life of warrants outstanding at December 31, 2005 was 2.7 years.
15. Income Taxes
     The income tax provision (benefit) for the years ended December 31, 2005, 2004 and 2003 consists of the following:

	2005	2004	2003
Current:
Federal	$—	$—	$—
State	—	—	—
Canada	555	369	403

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	2005	2004	2003
Current income tax provision	555	369	403

Deferred:
Federal and state deferred	5,452	3,983	—
Foreign deferred	6,129	3,235	(990)

Deferred income tax provision (benefit)	11,581	7,218	(990)

Provision (benefit) for income taxes	$12,136	$7,587	$(587)

     Pre-tax loss from our continuing U.S. operations was $53.1 million, $50.1 million and $17.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Pre-tax income (loss) from our Canadian operations was $14.8 million, $9.9 million and $(6.1) million for the years ended December 31, 2005, 2004 and 2003, respectively.
     As discussed in Note 14, pursuant to the migration transaction we reorganized from an Ontario, Canada company to a U.S. company in 2004. Accordingly, for the following reconciliation, statutory rates are based on U.S. federal income tax rates in 2005 and 2004 and Canadian federal and provincial rates in 2003. The reconciliation of the difference between income taxes at the statutory rate and the income tax provision (benefit) before cumulative effect of change in accounting principle for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Provision at statutory rate	$(13,263)	$(14,277)	$(8,675)
State, net of federal benefit	425	499	—
Effect of change in enacted rates on deferred taxes	—	—	(478)
Non-deductible warrant expense	377	514	903
Non-deductible interest expense and preferred stock dividends	7,490	6,921	3,790
Non-deductible foreign exchange (gains) and loss	146	(16)	366
Other permanent differences	710	(601)	509
Distributed earnings in foreign subsidiary	2,430	1,866	—
Valuation allowance	13,585	12,412	2,641
Large corporations tax	236	269	357

Income tax provision (benefit)	$12,136	$7,587	$(587)

     The income tax provision of nil, $0.1 million and $0.3 million for the years ended December 31, 2005, 2004 and 2003, respectively, related to the cumulative effect of change in accounting principle and was provided at statutory rates.
     Deferred income tax assets and liabilities consist of the following as of December 31, 2005 and 2004:

	2005	2004
Deferred income tax assets:
Tax loss carry forward — U.S	$27,928	$15,955
Tax loss carry forward — Canada	4,763	10,602
Accruals not currently deductibles — U.S	123	1,753
Less: Valuation allowance — U.S	(28,051)	(15,842)

Net deferred tax assets	4,763	12,468
Deferred income tax liabilities:
Book basis in property and goodwill in excess of tax basis — U.S	(9,436)	(3,984)
Book basis in property and goodwill in excess of tax basis — Canada	(6,770)	(9,400)
Undistributed earnings in foreign subsidiary — U.S	—	(1,866)

Net deferred income tax asset (liability)	(11,443)	(2,782)
Less: current portion of deferred taxes	(4,763)	—

Net deferred income tax asset (liability) long-term	$(16,206)	$(2,782)

     Due to the lack of operating history relative to our U.S. operations, we have provided a valuation allowance for our U.S. net operating loss carryforwards and deferred tax assets, net of certain deferred tax liabilities. We have provided for current taxes on the distributed earnings of our Canadian subsidiaries in connection with certain tax planning initiatives.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
     Gross net operating loss carry-forwards expire as follows:

	U.S.	Canada	Total
2006	$—	$—	$—
2007	—	—	—
2008	—	9,509	9,509
2009	—	3,841	3,841
2010	—	—	—
Thereafter	79,796	—	79,796

	$79,796	$13,350	$93,146

     For tax purposes generally, goodwill acquired as a result of an asset-based United States acquisition is deducted over a 15-year period and 75% of goodwill acquired in an asset-based Canadian acquisition is deducted based on a 7% declining balance.
     Changes in the deferred tax valuation allowance for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Balance at the beginning of the year	$15,842	$2,641	$—
Additions to valuation allowance	13,585	12,412	2,641
Adjustments to valuation allowance	(1,376)	789	—

Balance at the end of the year	$28,051	$15,842	$2,641

16. Net Loss Per Share Information
     The following table sets forth the calculation of the numerator and denominator used in the computation of basic and diluted net loss per share for the years ended December 31, 2005, 2004 and 2003 (given effect for the reverse one for three split to the earliest period presented):

	2005	2004	2003
Numerator:
Net loss attributable to common shareholders	$(50,290)	$(48,154)	$(76,952)

Denominator:
Basic and diluted pro forma weighted average number of common shares outstanding	32,880	29,410	12,927

Antidilutive securities not included in the diluted earnings per share calculation:
Series 1 Preferred Shares	—	—	4,527
Options to purchase Common Shares	14	99	235
Warrants to purchase Common Shares	719	729	1,063

	733	828	5,825

17. Retirement Plan
     We sponsor a defined contribution Deferred Profit Sharing Plan (“DPSP”) for our Canadian domiciled employees. Eligible employees may contribute pre-tax compensation to a Registered Retirement Savings Plan, subject to certain governmental limits and restrictions. We match 100% of the employee contributions, up to the first 3% of the employee’s compensation which is deferred. Participant contributions vest immediately and employer contributions vest after two years of employment. The matched contributions totaled approximately $0.5 million, $0.2 million and $0.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.
     During 2004, we established a 401(k) Plan for employees located in the United States. The domestic plan provides for employees to contribute up to 50% of their eligible compensation, subject to certain IRS limits. We match 50% of the employee contributions, up to the first 6% of the employee’s contribution. Participant contributions vest immediately and employer contributions vest after two years of employment. We matched contributions totaling approximately $0.4 million and $0.2 million for the years ended December 31, 2005 and 2004, respectively.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
18. Segment Information
     We have determined our operating and reporting segments pursuant to the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”). In making this determination, we considered our organization/reporting structure and the information used by our chief operating decision makers to make decisions about resource allocation and performance assessment. We are organized along geographic locations or regions within the U.S. and Canada. Our Canadian operations are organized between two regions, Eastern and Western Canada while the U.S. is organized into Florida, Texas and Arizona. As previously discussed, we have entered into a definitive agreement whereby we plan to divest of our Arizona operations, as such the results of our Arizona operations are presented as discontinued operations and are not included in the segment data presented herein.
     We believe our Canadian geographic segments meet the “Aggregation Criteria” set forth in SFAS 131 for the following reasons: (i) these segments are economically similar, (ii) the nature of the service, waste collection and disposal, is the same and transferable across locations; (iii) the type and class of customer is consistent among regions/districts; (iv) the methods used to deliver services are essentially the same (e.g. containers collect waste at market locations and trucks collect and transfer waste to landfills); and (v) the regulatory environment is consistent within Canada. We do not have significant (in volume or dollars) inter-segment related transactions. We have reflected both of our domestic corporate and Canadian corporate offices as “Corporate.”
     For information regarding our geographic areas refer to Note 22.
     Summarized financial information concerning our reportable segments as of and for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005
			All Other
	Florida	Canada	Operations	Corporate	Total
Revenue	$187,041	$166,331	$2,684	$—	$356,056
Depreciation, depletion and amortization	20,044	18,045	992	1,580	40,661
Income (loss) from operations	11,572	23,622	(1,082)	(23,220)	10,892
Capital expenditures	16,581	9,670	923	1,719	28,893
Total assets	398,255	191,108	44,970	37,665	671,998

	2004
			All Other
	Florida	Canada	Operations	Corporate	Total
Revenue	$144,089	$142,718	$298	$—	$287,105
Depreciation, depletion and amortization	15,588	15,392	179	998	32,157
Income (loss) from operations	8,170	16,550	(332)	(16,248)	8,140
Capital expenditures	14,687	12,054	9,793	1,289	37,823
Total assets	368,619	196,204	45,150	60,853	670,826

	2003
			All Other
	Florida	Canada	Operations	Corporate	Total
Revenue	$—	$124,985	$—	$—	$124,985
Depreciation, depletion and amortization	4	14,160	—	568	14,732
Income (loss) from operations	(403)	12,404	—	(16,889)	(4,888)
Capital expenditures	7,851	12,721	—	1,534	22,106
Total assets	185,926	182,241	—	83,707	451,874

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
19. Related Party Transactions
     During 2004, David Sutherland-Yoest, our Chairman and Chief Executive Officer, used the services of an aircraft owned by Gary W. DeGroote, at a total cost of C$0.2 million. This amount was based upon the fixed and operating expenses of the aircraft.
     Stanley A. Sutherland, the father-in-law of David Sutherland-Yoest, our Chairman and Chief Executive Officer, was employed by us in 2005 as Executive Vice President and Chief Operating Officer, Western Canada and received $0.5 million in employment compensation for the year ended December 31, 2005. This compensation was consistent with compensation paid to other executives in similar positions.
     During 2004 and 2005, David Sutherland-Yoest, our Chairman and Chief Executive Officer, conducted ongoing negotiations with Lucien Rémillard with respect to our potential acquisition of the solid waste collection and disposal assets owned by a company controlled by Mr. Rémillard in Quebec. In connection with these negotiations, we reimbursed Mr Rémillard’s company for expenses in the aggregate amount of approximately C$3.2 million for services provided by third parties to December 31, 2005 in connection with preparing audited financial statements of the business and with ongoing efforts to expand the capacity of a solid waste landfill. There is no assurance that an acquisition of the business will be completed and, if not, we will not be reimbursed for the expenses we have incurred.
     We lease office premises in an office tower in Burlington, Ontario owned by Westbury International (1991) Corporation, a property development company controlled by Michael H. DeGroote, a brother of Gary W. DeGroote, one of our directors. The leased premises consist of approximately 9,255 square feet. The term of the lease is 10.5 years commencing in 2004, with a right to extend for a further five years. Base rent escalates from C$0.1 million to C$0.2 million per year in increments over the term of the lease.
     We paid Kelso and Company, L.P., an affiliate of Kelso, an advisory services fee of $1.65 million in connection with the issuance of 55,000 shares of WSI Preferred Stock to Kelso in May 2003. In February 2004, we also paid Kelso and Company, L.P., a $0.5 million fee in connection with services related to the arrangement of the 364-Day Credit Facilities that was entered into on December 31, 2003 and repaid in full on April 30, 2004. One of our directors, George E. Matelich is a Managing Director of Kelso & Company L.P. Another of our directors, Michael B. Lazar was a Managing Director of Kelso & Company, L.P from 1993 to 2005.
     Effective March 31, 2003, we entered into a placement agent agreement with Sanders Morris Harris Inc. (“SMH”), pursuant to which we agreed to pay SMH a fee for Series 1 Preferred Shares sold through SMH. We paid SMH fees of $1.9 million pursuant to the agreement. SMH is a beneficial owner of our common shares. However, effective July 28, 2004 Don Sanders, a principal of SMH, is no longer one of our directors.
     During 2003, we purchased legal services for less than $0.1 million from Durkin and Durkin. A former executive officer, Thomas E. Durkin III, was an inactive partner in Durkin and Durkin.
     In 2003, we purchased furnishings and leasehold improvements from H2O Technologies, Ltd. for $0.3 million and assumed a lease of premises from David Sutherland-Yoest. David Sutherland-Yoest, our Chairman and Chief Executive Officer was, until October of 2003, Chairman and Chief Executive Officer of H2O Technologies, Ltd. and until January 2004, was a director of H2O Technologies, Ltd. The lease expired on March 31, 2005 and had annual rent and operating costs of less than $0.1 million.
     Certain affiliates of our officers and directors were purchasers of Series 1 Preferred Shares in September 2003. An independent committee consisting of David Sutherland-Yoest and George E. Matelich reviewed and approved the terms of issuance of the Series 1 Preferred Shares in which the shareholders, officers and directors or their affiliates were purchasers.
     In November of 2002, we entered into a Put or Pay Disposal agreement with the RCI Companies which are controlled by one of our directors, Mr. Lucien Rémillard. Concurrently with the Put or Pay Disposal Agreement, we entered into a three year disposal agreement with Canadian Waste Services Inc. which provided us with access to Canadian Waste’s Michigan landfill at negotiated fixed rates per ton and which expired in the third quarter of 2005. On January 17, 2006, Waste Management drew C$0.3 million against the letter of credit posted by us to secure RCI’s obligations, as such we have provided for the draw as of December 31, 2005.
     These transactions are in the normal course of operations and are recorded at the exchange amount, which is the consideration agreed to between the respective parties.

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED
20. Supplementary Cash Flow Information
     Supplemental non-cash financing activities for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Common Shares issued relative to acquisitions	$1,146	$88,078	$24,812
Beneficial conversion feature of Series 1 Preferred Shares	—	—	54,572
Amounts accrued for capital expenditures	1,543	—	2,564
Other cash flow information: Cash paid for interest	$26,847	$15,782	$5,147
Cash paid for income taxes	828	341	1,220
21. Selected Quarterly Financial Data (unaudited)
     The following table summarizes the unaudited quarterly results of operations as reported for 2005 and 2004 (in thousands of U.S. dollars, except per share amounts) (See also Note 3 — Business Combinations, Significant Asset Acquisitions and Disposals of Businesses):

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenue	$82,907	$88,853	$94,535	$89,761
Income (loss) from operations	(437)	921	6,239	4,169
Net loss from continuing operations	(14,425)	(14,374)	(9,680)	(11,945)
Net income (loss) from discontinued operations	158	(140)	269	(153)
Net loss	(14,267)	(14,514)	(9,411)	(12,098)

Basic and diluted loss per share:
Loss per share — continuing operations	$(0.44)	$(0.44)	$(0.29)	$(0.36)
Income (loss) per share — discontinued operations	—	—	0.01	—

Loss per share — basic and diluted	$(0.44)	$(0.44)	$(0.28)	$(0.36)

Shares used in computing per share amounts	32,172	33,024	33,137	33,172

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	2004
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Revenue	$44,960	$66,031	$88,714	$87,400
Income from operations	164	746	6,318	912
Net loss from continuing operations	(11,007)	(18,749)	(5,050)	(12,955)
Net income (loss) from discontinued operations	48	134	(669)	(131)
Loss before cumulative effect of change in accounting principal	(10,959)	(18,615)	(5,719)	(13,086)
Cumulative effect of change in accounting principle	225	—	—	—
Net loss	(10,734)	(18,615)	(5,719)	(13,086)

Basic and diluted loss per share:
Loss per share — continuing operations	$(0.47)	$(0.63)	$(0.16)	$(0.41)
Loss per share — discontinued operations	—	—	(0.02)	—
Basic and diluted loss per share before cumulative effect of change in accounting principle	(0.47)	(0.63)	(0.18)	(0.41)
Cumulative effect of change in accounting principle	0.01	—	—	—

Basic and diluted loss per share	$(0.46)	$(0.63)	$(0.18)	$(0.41)

Shares used in computing per share amounts	23,527	29,618	32,284	32,139
22. Condensed Consolidating Financial Statements
     Waste Services is the primary obligor under the Subordinated Notes, however Waste Services has no independent assets or operations and the guarantees of its domestic restricted subsidiaries are full and unconditional and joint and several with respect to the Senior Subordinated Notes, including principal, interest, premium, if any, and liquidated damages, if any. Presented below are Consolidating Balance Sheets as of December 31, 2005 and 2004 and the related Condensed Consolidating Statements of Operations and Cash Flows for each of the three years ended December 31, 2005 of Waste Services and the guarantor subsidiaries (“Guarantors”), our domestic operations, and the subsidiaries which are not guarantors (“Non-guarantors”), our Canadian operations. Changes in our investment in subsidiary balances are primarily affected by equity earnings in investee, changes in accumulated other comprehensive income, subsidiary stock-based compensation and contributions (distributions) from/to parent. These condensed consolidating statements have been re-cast to reflect Waste Services, Inc. as the parent from the earliest period presented:

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	December 31, 2005
		Non-
	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS

Current assets:
Cash and cash equivalents	$3,680	$5,206	$—	$8,886
Accounts receivable, net	21,236	24,145	—	45,381
Prepaid expenses and other current assets	1,969	8,094	—	10,063
Current assets of discontinued operations	5,252	—	—	5,252

Total current assets	32,137	37,445	—	69,582
Property and equipment, net	53,576	65,909	—	119,485
Landfill sites, net	146,398	10,100	—	156,498
Goodwill and other intangible assets, net	221,674	86,195	—	307,869
Other assets	10,262	13,554	—	23,816
Due from affiliates	—	2,295	(2,295)	—
Investment in subsidiary	177,883	—	(177,883)	—
Non-current assets of discontinued operations	51,139	—	—	51,139

Total assets	$693,069	$215,498	$(180,178)	$728,389

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,472	$11,487	$—	$25,959
Accrued expenses and other current liabilities	26,276	12,789	—	39,065
Short-term financing and current portion of long-term debt	1,365	—	—	1,365
Current liabilities of discontinued operations	1,827	—	—	1,827

Total current liabilities	43,940	24,276	—	68,216
Long-term debt	284,850	—	—	284,850
Accrued closure, post-closure and other obligations	12,312	13,339	—	25,651
Cumulative mandatorily redeemable Preferred Stock	84,971	—	—	84,971
Due to affiliates	2,295	—	(2,295)	—
Non-current liabilities of discontinued operations	210	—	—	210

Total liabilities	428,578	37,615	(2,295)	463,898

Shareholders’ equity:
Common stock of Waste Services, Inc.	937	—	—	937
Additional paid-in capital	383,618	177,883	(177,883)	383,618
Treasury stock of Waste Services, Inc.	(1,235)	—	—	(1,235)
Accumulated other comprehensive income	35,673	—	—	35,673
Accumulated deficit	(154,502)	—	—	(154,502)

Total shareholders’ equity	264,491	177,883	(177,883)	264,491

Total liabilities and shareholders’ equity	$693,069	$215,498	$(180,178)	$728,389

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	December 31, 2004
		Non-
	Guarantors	Guarantors	Eliminations	Consolidated
ASSETS

Current assets:
Cash and cash equivalents	$6,192	$2,284	$—	$8,476
Accounts receivable, net	20,123	23,347	—	43,470
Prepaid expenses and other current assets	5,306	4,501	—	9,807
Current assets of discontinued operations	5,550	—	—	5,550

Total current assets	37,171	30,132	—	67,303
Property and equipment, net	52,720	65,662	—	118,382
Landfill sites, net	145,479	13,906	—	159,385
Goodwill and other intangible assets, net	218,816	87,178	—	305,994
Other assets	11,977	13,335	—	25,312
Due from affiliates	—	8,869	(8,869)	—
Investment in subsidiary	192,115	—	(192,115)	—
Non-current assets of discontinued operations	44,207	—	—	44,207

Total assets	$702,485	$219,082	$(200,984)	$720,583

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,300	$10,192	$—	$25,492
Accrued expenses and other current liabilities	29,776	11,429	—	41,205
Short-term financing and current portion of long-term debt	1,166	—	—	1,166
Current liabilities of discontinued operations	1,785	—	—	1,785

Total current liabilities	48,027	21,621	—	69,648
Long-term debt	276,214	—	—	276,214
Accrued closure, post-closure and other obligations	5,623	5,346	—	10,969
Cumulative mandatorily redeemable Preferred Stock	64,971	—	—	64,971
Due to affiliates	8,869	—	(8,869)	—
Non-current liabilities of discontinued operations	5	—	—	5

Total liabilities	403,709	26,967	(8,869)	421,807

Shareholders’ equity:
Common stock of Waste Services, Inc.	904	—	—	904
Additional paid-in capital	374,186	192,115	(192,115)	374,186
Treasury stock of Waste Services, Inc.	(1,235)	—	—	(1,235)
Accumulated other comprehensive income	29,133	—	—	29,133
Accumulated deficit	(104,212)	—	—	(104,212)

Total shareholders’ equity	298,776	192,115	(192,115)	298,776

Total liabilities and shareholders’ equity	$702,485	$219,082	$(200,984)	$720,583

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	December 31, 2005
		Non-
	Guarantors	Guarantors	Eliminations	Consolidated
Revenue	$189,725	$166,331	$—	$356,056
Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	144,662	111,013	—	255,675
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	29,926	23,197	—	53,123
Settlement with sellers of Florida Recycling	(4,120)	—	—	(4,120)
Depreciation, depletion and amortization	21,305	19,356	—	40,661
Foreign exchange loss (gain) and other	(746)	571	—	(175)
Equity earnings in investees	(5,264)	—	5,264	—

Income from operations	3,962	12,194	(5,264)	10,892
Interest expense	27,950	246	—	28,196
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	20,984	—	—	20,984

Income (loss) from continuing operations before income taxes	(44,972)	11,948	(5,264)	(38,288)
Income tax provision	5,452	6,684	—	12,136

Income (loss) from continuing operations	(50,424)	5,264	(5,264)	(50,424)
Income from discontinued operations	134	—	—	134

Net income (loss) attributable to common shareholders	$(50,290)	$5,264	$(5,264)	$(50,290)

	December 31, 2004
		Non-
	Guarantors	Guarantors	Eliminations	Consolidated
Revenue	$144,387	$142,718	$—	$287,105
Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	108,521	96,991	—	205,512
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	28,535	21,796	—	50,331
Settlement with sellers of Florida Recycling	(8,635)	—	—	(8,635)
Depreciation, depletion and amortization	15,841	16,316	—	32,157
Foreign exchange gain and other	(23)	(377)	—	(400)
Equity earnings in investees	(4,403)	—	4,403	—

Income from operations	4,551	7,992	(4,403)	8,140
Interest expense	30,522	321	—	30,843
Change in fair value of warrants	—	(111)	—	(111)
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	17,582	—	—	17,582

Income (loss) from continuing operations before income taxes	(43,553)	7,782	(4,403)	(40,174)
Income tax provision	3,983	3,604	—	7,587

Income (loss) from continuing operations	(47,536)	4,178	(4,403)	(47,761)
Loss from discontinued operations	(618)	—	—	(618)

Income (loss) before cummulative effect of change in accounting principle	(48,154)	4,178	(4,403)	(48,379)
Cummulative effect of change in accounting principle, net of provision for income taxes of $132	—	225	—	225

Net income (loss) attributable to common shareholders	$(48,154)	$4,403	$(4,403)	$(48,154)

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	December 31, 2003
		Non-
	Guarantors	Guarantors	Eliminations	Consolidated
Revenue	$—	$124,985	$—	$124,985
Operating and other expenses:
Cost of operations (exclusive of depreciation, depletion and amortization)	37	83,377	—	83,414
Selling, general and administrative expense (exclusive of depreciation, depletion and amortization)	4,152	25,815	—	29,967
Depreciation, depletion and amortization	5	14,727	—	14,732
Foreign exchange loss and other	—	1,760	—	1,760
Equity earnings in investees	5,035	—	(5,035)	—

Loss from operations	(9,229)	(694)	5,035	(4,888)
Interest expense	2,832	5,446	—	8,278
Cumulative mandatorily redeemable preferred stock dividends and amortization of issue costs	10,161	—	—	10,161

Loss from continuing operations before income taxes	(22,222)	(6,140)	5,035	(23,327)
Income tax provision	—	(587)	—	(587)

Loss from continuing operations	(22,222)	(5,553)	5,035	(22,740)
Loss from discontinued operations	(158)	—	—	(158)

Loss before cummulative effect of change in accounting principle	(22,380)	(5,553)	5,035	(22,898)
Cummulative effect of change in accounting principle, net of provision for income taxes of $256	—	518	—	518

Net loss	(22,380)	(5,035)	5,035	(22,380)
Deemed dividend on Series 1 Preferred Stock	—	(54,572)	—	(54,572)

Net loss attributable to common shareholders	$(22,380)	$(59,607)	$5,035	$(76,952)

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	December 31, 2005
	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(13,912)	$38,565	$—	$24,653

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	(3,968)	(497)	—	(4,465)
Capital expenditures	(17,526)	(11,367)	—	(28,893)
Proceeds from asset sales and business divestitures	2,487	711	—	3,198
Deposits for business acquisitions and other	(73)	(973)	—	(1,046)
Intercompany	—	(23,300)	23,300	—

Net cash used in continuing operations	(19,080)	(35,426)	23,300	(31,206)
Net cash used in discontinued operations	(8,305)	—	—	(8,305)

Net cash used in investing activities	(27,385)	(35,426)	23,300	(39,511)

Cash flows from financing activities:
Proceeds from issuance of debt and draw on revolving credit facility	25,000	—	—	25,000
Principal repayments of debt and capital lease obligations	(16,166)	(538)	—	(16,704)
Sale of common shares and warrants	7,125	—	—	7,125
Proceeds from the exercise of options and warrants	521	—	—	521
Fees paid for financing transactions	(995)	—	—	(995)
Intercompany	23,300	—	(23,300)	—

Net cash provided by financing activities — continuing operations	38,785	(538)	(23,300)	14,947

Effect of exchange rate changes on cash and cash equivalents	—	321	—	321

Increase (decrease) in cash and cash equivalents	(2,512)	2,922	—	410
Cash and cash equivalents at the beginning of the year	6,192	2,284	—	8,476

Cash and cash equivalents at the end of the year	$3,680	$5,206	$—	$8,886

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	December 31, 2004
	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(682)	$25,362	$—	$24,680

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	(154,792)	(1,124)	—	(155,916)
Capital expenditures	(24,773)	(13,050)	—	(37,823)
Proceeds from asset sales and business divestitures	14,231	—	—	14,231
Deposits for business acquisitions and other	1,359	(2,910)	—	(1,551)
Intercompany	—	(78,985)	78,985	—

Net cash used in continuing operations	(163,975)	(96,069)	78,985	(181,059)
Net cash used in discontinued operations	(17,149)	—	—	(17,149)

Net cash used in investing activities	(181,124)	(96,069)	78,985	(198,208)

Cash flows from financing activities:
Proceeds from issuance of debt and draw on revolving credit facility	283,000	—	—	283,000
Principal repayments of debt and capital lease obligations	(186,031)	(1,127)	—	(187,158)
Sale of common shares and warrants	—	53,600	—	53,600
Proceeds from release of restricted cash and release of (deposits on) collateral supporting letters of credit	14,433	9,908	—	24,341
Proceeds from the exercise of options and warrants	—	1,041	—	1,041
Fees paid for financing transactions	(11,218)	(2,923)	—	(14,141)
Intercompany	78,985	—	(78,985)	—

Net cash provided by financing activities — continuing operations	179,169	60,499	(78,985)	160,683

Effect of exchange rate changes on cash and cash equivalents	—	273	—	273

Decrease in cash and cash equivalents	(2,637)	(9,935)	—	(12,572)
Cash and cash equivalents at the beginning of the year	8,829	12,219	—	21,048

Cash and cash equivalents at the end of the year	$6,192	$2,284	$—	$8,476

WASTE SERVICES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RETROSPECTIVELY ADJUSTED

	December 31, 2003
	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(2,696)	$12,128	$—	$9,432

Cash flows from investing activities:
Cash used in business combinations and significant asset acquisitions, net of cash acquired	(149,197)	(1,458)	—	(150,655)
Capital expenditures	(7,928)	(14,178)	—	(22,106)
Proceeds from asset sales and business divestitures	—	952	—	952
Deposits for business acquisitions and other	—	(10,776)	—	(10,776)
Intercompany	(15,524)	—	15,524	—

Net cash used in continuing operations	(172,649)	(25,460)	15,524	(182,585)
Net cash used in discontinued operations	(13,048)	—	—	(13,048)

Net cash used in investing activities	(185,697)	(25,460)	15,524	(195,633)

Cash flows from financing activities:
Proceeds from issuance of debt and draw on revolving credit facility	157,692	8,801	—	166,493
Principal repayments of debt and capital lease obligations	(1,144)	(73,107)	—	(74,251)
Proceeds from release of restricted cash and release of (deposits on) collateral supporting letters of credit	—	(9,929)	—	(9,929)
Proceeds from the issuance of Series 1 Preferred Shares	—	86,189	—	86,189
Proceeds from the issuance of cumulative mandatorily redeemable Preferred Shares	55,000	—	—	55,000
Proceeds from the exercise of options and warrants	—	554	—	554
Fees paid for financing transactions	(14,326)	(4,641)	—	(18,967)
Intercompany	—	15,524	(15,524)	—

Net cash provided by financing activities — continuing operations	197,222	23,391	(15,524)	205,089

Effect of exchange rate changes on cash and cash equivalents	—	385	—	385

Increase in cash and cash equivalents	8,829	10,444	—	19,273
Cash and cash equivalents at the beginning of the year	—	1,775	—	1,775

Cash and cash equivalents at the end of the year	$8,829	$12,219	$—	$21,048